Exhibit 2.1

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS

DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED

MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE

COMMISSION.

ASSET PURCHASE AGREEMENT

By and between

PERNIX IRELAND LIMITED

and

ZOGENIX, INC.

Dated as of March 10, 2015

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1

1.1	Certain Defined Terms	1

1.2	Construction	21

ARTICLE 2	SALE AND PURCHASE OF ASSETS; LIABILITIES	22

2.1	Sale of Purchased Assets	22

2.2	Liabilities	23

2.3	Consideration	25

2.4	Escrow	29

2.5	Closing	30

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER	32

3.1	Entity Status	32

3.2	Authority	33

3.3	Non-Contravention	33

3.4	No Broker	33

3.5	No Litigation; Consents	34

3.6	Title to the Purchased Assets	35

3.7	Contracts	35

3.8	Compliance with Law	36

3.9	Regulatory Matters	37

3.10	Taxes	39

3.11	Debarred Personnel	40

3.12	Intellectual Property	40

3.13	Inventory	43

3.14	Product Financial Information	44

3.15	Sufficiency of Purchased Assets	44

3.16	Products	44

3.17	Labor Matters	44

3.18	Suppliers and Customers	45

3.19	Solvency	45

3.20	Affiliate Transactions; Intercompany Arrangements	46

3.21	Accredited Investor	46

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3.22	Exclusivity of Representations	46

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PURCHASER	46

4.1	Corporate Status	46

4.2	Authority	47

4.3	Non-Contravention	47

4.4	No Broker	47

4.5	Litigation; Consents	47

4.6	Financial Capacity	48

4.7	Exclusivity of Representations	48

ARTICLE 5	PRE-CLOSING COVENANTS	48

5.1	No Solicitation	48

5.2	Access and Information	48

5.3	Ordinary Course of Business	49

5.4	Obligation to Consummate the Transaction	51

5.5	Competition Filings	51

5.6	Notices	53

5.7	Paragraph IV Notices	53

5.8	Product Inventory	54

5.9	Stock Consideration	54

ARTICLE 6	ADDITIONAL COVENANTS	55

6.1	Cooperation in Litigation and Investigations	55

6.2	Further Assurances	56

6.3	Publicity	57

6.4	Confidentiality	57

6.5	FDA Letters	59

6.6	Regulatory Responsibilities	59

6.7	Pharmacovigilance Obligations	60

6.8	Medical and Other Inquiries	60

6.9	Commercialization	60

6.10	Returned Products, Chargebacks, Rebates, Health Care Reform Fees and Coupons	61

6.11	Certain Tax Matters	61

6.12	Accounts Receivable and Payable	62

6.13	Net Sales Reports; Audit Rights	63

6.14	Exclusivity	64

6.15	Exchange Act Filings	64

6.16	Release of Encumbrances	65

6.17	Diligent Efforts	65

6.18	Financing Cooperation	65

ARTICLE 7	CONDITIONS PRECEDENT	66

7.1	Conditions to Obligations of Purchaser and Seller	66

7.2	Conditions to Obligations of Purchaser	67

7.3	Conditions to Obligations of Seller	68

7.4	Frustration of Closing Conditions	69

ARTICLE 8	INDEMNIFICATION	69

8.1	Survival	69

8.2	Effect of Investigation, Knowledge or Waiver	70

8.3	Indemnification	70

8.4	Claim Procedure	71

8.5	Limitations on Indemnification	74

8.6	Designated Action	75

8.7	Tax Treatment of Indemnification Payments	77

8.8	Exclusive Remedy	77

8.9	Setoff Rights	77

ARTICLE 9	TERMINATION	77

9.1	Termination	77

9.2	Procedure and Effect of Termination	79

ARTICLE 10	MISCELLANEOUS	79

10.1	Governing Law, Jurisdiction, Venue and Service	79

10.2	Notices	80

10.3	No Benefit to Third Parties	82

10.4	Waiver and Non-Exclusion of Remedies	82

10.5	Expenses	82

10.6	Assignment	82

10.7	Amendment	83

10.8	Severability	83

10.9	Equitable Relief	83

10.10	Use of Affiliates	83

10.11	Bulk Sales Statutes	83

10.12	Counterparts	83

10.13	Fair Market Value	84

10.14	Guarantee	84

10.15	Entire Agreement	85

EXHIBITS

Exhibit A	–	Bill of Sale, Assignment and Assumption Agreement*
Exhibit B	–	Copyright Assignment Agreement*
Exhibit C	–	Domain Name Assignment Agreement*
Exhibit D	–	Patent Assignment Agreement*
Exhibit E	–	Promissory Note*
Exhibit F	–	Registration Rights Agreement*
Exhibit G	–	Security Agreement*
Exhibit H	–	Seller FDA Letters*
Exhibit I	–	Trademark Assignment Agreement*
Exhibit J	–	Transition Services Agreement*
Exhibit K	–	Press Release*
SCHEDULES
Section 1.1.117	–	Permitted Encumbrances
Section 1.1.125	–	Product Business Employees
Section 1.1.170	–	Copyrights
Section 1.1.172	–	Seller Domain Names
Section 1.1.188	–	Seller Trademarks
Section 1.1.189	–	Seller’s Knowledge
Section 2.1.1	–	Assets
Section 2.3.1	–	Notional NSP
Section 2.3.2(d)	–	Development Plan
Section 2.3.3	–	Product Inventory
Section 3.3	–	Third Party Consents
Section 3.5.1	–	Pending Litigation
Section 3.5.2	–	Outstanding Judgments
Section 3.5.5	–	Paragraph IV Notices (ANDA or NDA)
Section 3.7.1	–	Material Contracts
Section 3.7.2	–	Restrictive Contracts
Section 3.8.2	–	Seller Authorizations
Section 3.9.1	–	Regulatory Matters
Section 3.9.2	–	Adverse Product Facts
Section 3.9.4	–	Adverse Drug Experiences/Safety Concerns
Section 3.12.1	–	Intellectual Property Agreements
Section 3.12.2	–	Registered Product IP
Section 3.12.3	–	Licensed Product IP
Section 3.12.5	–	Patent-Involved Litigation/Investigation
Section 3.12.7	–	IP Infringement on Third Party
Section 3.12.8	–	Third Party Infringement on IP
Section 3.13.1	–	Product Inventory
Section 3.14	–	Product Financial Information
Section 3.15	–	Sufficiency of Product upon Sale
Section 3.16	–	Products

*	Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be supplementally provided to the Securities and Exchange Commission upon request.

v

Section 3.18	–	Suppliers and Customers
Section 5.3	–	Deviation from Ordinary Course of Business
Section 5.3.4	–	Binding Purchase Orders Entered Into During the Pre-Closing Period
Section 5.8	–	Product Inventory
Section 8.3.1(e)	–	Designated Action

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and executed as of March 10, 2015 (the “Execution Date”), by and among Zogenix, Inc., a Delaware corporation (“Seller”), Pernix Ireland Limited, an Irish corporation (“Purchaser”), and, solely with respect to Sections 5.9.2, 10.2 and 10.14, Pernix Therapeutics Holdings, Inc., a Maryland corporation (“Guarantor”). Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.        WHEREAS, Seller and certain of its Affiliates are engaged in business operations and activities involving or related to the sourcing, research, development, registration, transportation, use, promotion, marketing, distribution, sale and other commercialization of Seller Products (collectively, the “Product Business”); and

B.        WHEREAS, Seller wishes to sell to Purchaser, and Purchaser desires to purchase from Seller, certain assets and rights comprising or associated with the Product Business, upon the terms and conditions hereinafter set forth;

C.        WHEREAS, Seller’s board of directors (“Seller’s Board”) has (a) determined that it is in the best interests of Seller and its stockholders to enter into this Agreement; and (b) unanimously approved the execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions contemplated hereby; and

D.        WHEREAS, at the Closing, Seller and Purchaser shall enter into the Ancillary Agreements.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1     Certain Defined Terms. As used herein, the following terms shall have the following meanings:

1.1.1     “Accountants” means an accounting firm of national reputation (excluding each of Seller’s and Purchaser’s respective regular outside accounting firms) as may be mutually acceptable to Seller and Purchaser; provided, however, if Seller and Purchaser are unable to agree on such accounting firm within ten (10) days or any such mutually selected accounting firm is unwilling or unable to serve, then Seller shall deliver to Purchaser a list of three other accounting firms of national reputation that have not performed services for Seller or Purchaser in the preceding three-year period, and Purchaser shall select one of such three accounting firms.

1.1.2    “Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to Seller or any of its Affiliates arising from sales of the Product by or on behalf of Seller or its Affiliates prior to the Closing Date.

1.1.3     “Act” means the United States Federal Food, Drug, and Cosmetic Act.

1.1.4    “Adverse Event” means, with respect to a Seller Product, any undesirable, untoward or noxious event or experience associated with the use, or occurring during or following the administration, of such product in humans, occurring at any dose, whether expected and whether considered related to or caused by such Seller Product, including such an event or experience as occurs in the course of the use of such Seller Product in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse, from withdrawal or from a failure of expected pharmacological or biological therapeutic action of such Seller Product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32, 314.80 or 600.80, as applicable, or to foreign Governmental Authorities under corresponding applicable Law outside the United States.

1.1.5    “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.1.6    “Aggregate Outstanding Claims” has the meaning set forth in Section 2.4.4.

1.1.7    “Agreed Amount” has the meaning set forth in Section 8.4.1.

1.1.8    “Agreement” has the meaning set forth in the preamble hereto.

1.1.9    “Allocation” has the meaning set forth in Section 2.3.5.

1.1.10 “Alternative Transaction Proposal” shall mean any bona fide proposal or offer from any Person or group (as defined under Section 13(d) of the Exchange Act) (other than Purchaser and its Affiliates) relating to, in a single transaction or series of related transactions, any (a) acquisition of or the granting of rights with respect to (for example, rights resulting from Seller’s or its Affiliates’ entry into a license, collaboration or similar agreement) twenty percent (20%) or more of the Purchased Assets or Purchased Assets to which twenty percent (20%) or more of Seller’s revenues or earnings associated with the Product Business are attributable; (b) acquisition of twenty percent (20%) or more of any class of Common Stock or other equity securities of Seller; (c) tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning twenty percent (20%) or more of any class of Common Stock or other equity securities of Seller; or (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Seller.

1.1.11  “Ancillary Agreements” means the Bill of Sale, the Transition Services Agreement, the Domain Name Assignment Agreement, the Patent Assignment Agreement, the Trademark Assignment Agreement, the Copyright Assignment Agreement, the Escrow Agreement, the Registration Rights Agreement, the Promissory Note, the Security Agreement, the Final Agreement (as defined in the MidCap Signing Date Agreement and in form and substance reasonably satisfactory to Seller); the Senior Loan Amendment (as defined in the MidCap Signing Date Agreement and in form and substance reasonably satisfactory to Seller).

1.1.12 “ANDA” means an Abbreviated New Drug Application filed pursuant to Section 505(j) of the Act.

1.1.13 “Apportioned Obligations” has the meaning set forth in Section 6.11.1(b).

1.1.14 “Assumed Liabilities” means (a) all Liabilities of Seller and its Affiliates pursuant to the Purchased Regulatory Approvals; (b) all Liabilities of Seller or, if applicable, the applicable Affiliate of Seller, arising pursuant to the Purchased Contracts but, in the case of each of clauses (a) and (b), only to the extent attributable to circumstances arising after the Closing Date and excluding any Liabilities arising out of any breach by Seller or its applicable Affiliate under such Purchased Regulatory Approvals or Purchased Contracts; (c) all Liabilities for or relating to Taxes with respect to the Product Business or the Purchased Assets for any Post-Closing Tax Period; (d) any binding purchase orders for Product; and (e) any and all other Liabilities that arise out of or are related to the Product Business or the Purchased Assets attributable to circumstances arising after the Closing Date.

1.1.15 “Audited Financial Statements” has the meaning set forth in Section 6.15.

1.1.16 “Auditors” has the meaning set forth in Section 6.15.

1.1.17 “Authorization” means any consent, approval, order, license, permit and other similar authorization of or from any Governmental Authority, together with any renewals, extensions, or modifications thereof and additions thereto.

1.1.18 “Beneficially Owned Shares” has the meaning set forth in Section 5.9.3.

1.1.19 “Bill of Sale” means one or more Bill of Sale and Assignment and Assumption Agreements in the form of Exhibit A attached hereto.

1.1.20 “Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are permitted or obligated by Law to remain closed.

1.1.21 “Calendar Quarter” means each respective period of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, except that the first Calendar Quarter of the this Agreement shall commence on the Closing Date and end on the first quarter in which the Closing Date occurs.

1.1.22 “Calendar Year” means each successive period of 12 calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the this Agreement shall commence on the Closing Date and end on December 31 of the year in which the Closing Date occurs.

1.1.23 “cGCP” means the ethical, scientific, and quality standards required by FDA for designing, conducting, recording, and reporting human clinical trials, as set forth in FDA regulations in 21 C.F.R. Parts 50, 54, 56, and 312 and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline, or as otherwise required by applicable Law.

1.1.24 “cGMP” means standards and methods required to be used in, and the facilities or controls to be used for, the Manufacture of a drug, as set forth in FDA regulations in 21 C.F.R. Parts 210 and 211.

1.1.25 “Cap” has the meaning set forth in Section 8.5.2(a).

1.1.26 “Claim Notice” has the meaning set forth in Section 8.4.2.

1.1.27 “Closing” has the meaning set forth in Section 2.5.1.

1.1.28 “Closing Date” means the date on which the Closing occurs.

1.1.29 “Closing Payment” has the meaning set forth in Section 2.3.1(a).

1.1.30 “Code” means the Internal Revenue Code of 1986.

1.1.31 “Commercially Reasonable Efforts” means [***]. “Commercially Reasonable” as used herein shall be interpreted in a corresponding manner.

1.1.32 “Common Stock” means the common stock of Seller, par value $0.001 per share.

1.1.33 “Competitive Activity” has the meaning set forth in Section 6.14.

1.1.34 “Confidential Information” has the meaning set forth in Section 6.4.1.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.1.35 “Confidentiality Agreement” means that certain Confidentiality Agreement, dated December 24, 2014, by and between Seller and Guarantor.

1.1.36 “Contract” means any written or oral, contract, agreement, lease, sublease, license, sublicense instrument, note, guaranty, deed, assignment, purchase order, or other legally binding commitment or arrangement.

1.1.37 “Control” means, with respect to any Intellectual Property Rights, Regulatory Approval, Regulatory Documentation or Seller Products Technical Information, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such Intellectual Property Rights, Regulatory Approval, Regulatory Documentation or Seller Products Technical Information as provided for herein or in any of the Ancillary Agreements without violating the terms of any Contract with any Third Party.

1.1.38 “Controlling Party” has the meaning set forth in Section 8.4.3.

1.1.39 “Copyright” means copyrights and rights in copyrightable works, copyright registrations, or any application therefor and all extensions, restorations, reversions and renewals of any of the foregoing.

1.1.40 “Copyright Assignment Agreement” means the copyright assignment agreement under which the Copyrights listed in Section 1.1.173 of the Seller Disclosure Schedule are sold and transferred to Purchaser in the form of Exhibit B attached hereto.

1.1.41 “Daravita License Agreement” means that certain license agreement dated as of November 27, 2007 by and between Seller and Daravita Limited (as successor in interest to Elan Pharma International Limited), as amended.

1.1.42 “Data Protection Laws” means all applicable Laws in connection with privacy and the processing, collection, use and protection of personal data in any jurisdiction.

1.1.43 “Designated Action” has the meaning set forth in Section 8.3.1(e).

1.1.44 “Development Plan” has the meaning set forth in Section 2.3.2(d).

1.1.45 “Disclosing Party” has the meaning set forth in Section 6.4.1.

1.1.46 “Disputed Item” has the meaning set forth in Section 2.3.3(c).

1.1.47 “Domain Name Assignment Agreement” means the domain name assignment agreement under which the Domain Names listed in Section 1.1.175 of the Seller Disclosure Schedule are sold and transferred to Purchaser in the form of Exhibit C attached hereto.

1.1.48 “Domain Names” means any and all internet or global computing network addresses or locations, including all generic top-level domains (“gTLDs”) and country code top-level domains (“ccTLDs”).

1.1.49 “Early Termination” has the meaning set forth in Section 2.5.1.

1.1.50 “Encumbrance” means any mortgage, lien, hypothecation, charge, license, pledge, security interest, encumbrance, trust, equitable interest, claim, preference, imperfection of title, or right of possession.

1.1.51 “End Date” has the meaning set forth in Section 9.1.2.

1.1.52 “Enforcement Proceeds” means any and all damages, awards, license fees, royalties, proceeds, in-kind consideration or other compensation (including any amounts received in settlement) resulting from Purchaser, its Affiliates or sublicensees enforcing or threatening to enforce any of the Seller Intellectual Property against a Third Party, less any court costs, attorneys’ fees and disbursements and other documented out-of-pocket unreimbursed litigation expenses.

1.1.53 “Environmental Laws” means all Laws related to the protection of the environment or human health and safety or the release, presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, monitoring, reuse, treatment, generation, discharge, transportation, processing, production, disposal, leaching, migration, emission or remediation of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9901 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, U.S.C. § 300f et seq., the Occupational Safety and Health Act, 42 U.S.C. § 1801 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.

1.1.54 “Escrow Agent” means a nationally recognized bank mutually agreeable to Purchasers and Seller.

1.1.55 “Escrow Agreement” has the meaning set forth in Section 2.4.1.

1.1.56 “Escrow Amount” has the meaning set forth in Section 2.4.1.

1.1.57 “Escrow Earnings” has the meaning set forth in Section 2.4.5.

1.1.58 “Escrow Fund” means the fund into which and from which, as applicable, the Escrow Amount is to be deposited and distributed, pursuant to this Agreement and the Escrow Agreement.

1.1.59 “Escrow Payment” means the aggregate amount released from the Escrow Fund to Seller in accordance with Section 2.4.4 and the Escrow Agreement.

1.1.60 “Escrow Period” has the meaning set forth in Section 2.4.1.

1.1.61 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.1.62 “Excluded Assets” means all assets, property, rights and interests of Seller and its Affiliates other than the Purchased Assets, including (a) all tangible personal property of Seller or any of its Affiliates (other than the Purchased Product Inventory and other tangible Purchased Assets); (b) all Accounts Receivable; (c) all rights to payments under the Waiver Agreement, dated October 29, 2014, between Purdue Pharma L.P. and Seller; (d) any prepaid Tax, Tax receivable, Tax refund or Tax credit of Seller or its Affiliates with respect to any Pre-Closing Tax Period; and (e) any other rights, claims or causes of action (including warranty claims) of or involving Seller or any of its Affiliates (i) arising prior to the Closing and relating to any Purchased Contract, or (ii) related to products supplied or services provided by or to Seller or its Affiliates prior to or after the Closing that are not included in the Purchased Assets.

1.1.63 “Excluded Liabilities” has the meaning set forth in Section 2.2.2.

1.1.64 “Execution Date” has the meaning set forth in the preamble hereto.

1.1.65 “Expiration Date” has the meaning set forth in Section 8.1.3.

1.1.66 “Exploit” or “Exploitation” means to make, have made, import, export, use, have used, sell, offer for sale, have sold, research, develop (including seeking, obtaining and maintaining Regulatory Approval), commercialize, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market, or otherwise dispose of.

1.1.67 “FCA” has the meaning ascribed to such term under Incoterms, 2010 edition, published by the International Chamber of Commerce, ICC Publication 720.

1.1.68 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.1.69 “Financing” means, collectively, Purchaser’s financing of the Closing Payment and the obligations under the Promissory Note.

1.1.70 “Final Product Inventory Value” has the meaning set forth in Section 2.3.3(d).

1.1.71 “Financial Information” has the meaning set forth in Section 3.14.

1.1.72 “Financing Cooperation Indemnity” has the meaning set forth in Section 6.18.

1.1.73 “Financing Indemnitees” has the meaning set forth in Section 6.18.

1.1.74 “Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to ARTICLE 3 or ARTICLE 4 (as applicable) or any certificate delivered pursuant to Section 2.5, provided, that such actual and intentional fraud of such Party shall only be deemed to exist if Seller or Purchaser (as applicable) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Party pursuant to, in the case of Seller, ARTICLE 3 (as qualified by the Seller Disclosure Schedule) and any certificate delivered pursuant to Section 2.5 or, in the case of Purchaser, ARTICLE 4 and any certificate delivered pursuant to Section 2.5, were actually breached when made, with the express intention that the other Party rely thereon to its detriment.

1.1.75 “Fundamental Representations Cap” has the meaning set forth in Section 8.5.2(b).

1.1.76 “GAAP” means generally accepted accounting principles in the United States.

1.1.77 “Guarantor” has the meaning set forth in the preamble hereto.

1.1.78 “Guarantor Common Stock” means the common stock of Guarantor, par value $0.01 per share.

1.1.79 “Guaranty” means the guaranty agreement to be delivered by Purchaser to Seller at the Closing, in form and substance reasonably acceptable to Seller, providing an absolute, unconditional and irrevocable guarantee to Seller, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations under this Agreement, the Promissory Note and the Security Agreement.

1.1.80 “Governmental Authority” means any supranational, international, nation, commonwealth, province, territory, county, municipality, district, federal, state or local court (or any arbitrator or other tribunal having competent jurisdiction), administrative agency or commission or other governmental authority, instrumentality, domestic or foreign, including the FDA and any corresponding foreign agency, or any self-regulated organization or quasi-governmental authority.

1.1.81 “Hazardous Substance” means any: contaminant or pollutant; toxic, radioactive or hazardous waste, chemical, substance, material or constituent; asbestos; polychlorinated byphenyls (PCBs); paint containing lead or mercury; fixtures containing mercury or urea formaldehyde; natural or liquefied gas; flammable, explosive, corrosive, radioactive, medical and infectious waste; and oil or other petroleum product, all as defined in applicable Environmental Laws.

1.1.82 “Health Care Reform Fees” means the fees described in Section 9008 of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, as amended by Section 1404 of the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152.

1.1.83 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

1.1.84 “IND” means an Investigational New Drug Application as defined in the Act.

1.1.85 “Indemnification Certificate” has the meaning set forth in Section 8.4.1.

1.1.86 “Indemnified Party” has the meaning set forth in Section 8.4.1.

1.1.87 “Indemnifying Party” has the meaning set forth in Section 8.4.1.

1.1.88 “Independent Auditor” has the meaning set forth in Section 6.13.

1.1.89 “Initial Escrow Amount” has the meaning set forth in Section 2.3.1(a).

1.1.90 “Intellectual Property Rights” means any and all of the following: Copyrights, Domain Names, Patent Rights, Trademarks and Trade Secrets.

1.1.91 “Key Suppliers, Customers and Distributors” has the meaning set forth in Section 3.18.

1.1.92 “Law” means any domestic or foreign, federal, state or local statute, law, treaty, judgment, ordinance, rule, administrative interpretation, regulation, order or other requirement of any Governmental Authority.

1.1.93 “Liabilities” means any debts, liabilities, obligations, commitments, claims or complaints, whether accrued or fixed, known or unknown, fixed or contingent, determined or determinable (including all adverse reactions, recalls, product and packaging complaints and other liabilities) and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.

1.1.94 “Litigation” means any claim, action, arbitration, mediation, hearing, investigation, proceeding, litigation, suit, warning letter, inquiry, audit, examination, finding of deficiency or non-compliance, notice of violation or request for recall (whether civil, criminal, administrative, investigative, appellate or informal).

1.1.95 “Lock-up Period” has the meaning set forth in Section 5.9.3.

1.1.96 “Loss” or “Losses” means any Liabilities, losses, damages, judgments, fines, penalties, awards, Taxes, amounts paid in settlement, reasonable fees (including costs and expenses in connection with investigations, suits and proceedings, expert fees, accounting fees, advisory fees and legal fees), charges and costs.

1.1.97 “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, and shipping and holding (prior to distribution) of any Seller Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.1.98 “Market Value” means the consolidated closing bid price per share of Guarantor Common Stock immediately preceding the execution of this Agreement by the Parties. For the avoidance of doubt, if this Agreement is executed by the Parties (a)(i) on a day that is not a Trading Day, or (ii) on a Trading Day during market hours and before the close of the regular trading session of the NASDAQ Global Market, “Market Value” shall equal the consolidated closing bid price per share of Guarantor Common Stock on the Trading Day immediately preceding the Execution Date; and (b) on a Trading Day but after the close of the regular trading session of the NASDAQ Global Market, “Market Value” shall equal the consolidated closing bid price per share of Guarantor Common Stock on that Trading Day.

1.1.99 “Material Adverse Effect” means an event, fact, condition, occurrence, circumstance, change or effect (“Effect”) that, considered together with all other Effects is, or would reasonably be expected to (a) be materially adverse to the business, results of operations or condition (financial or otherwise) of the Product Business, the Purchased Assets, and the Assumed Liabilities, taken as a whole, or (b) prevent or materially impede or delay the consummation by Seller of any of the Transactions; provided, however, that, except as provided in the last sentence of this definition, none of the following, and no Effects resulting from the following, shall be deemed (individually or in combination) to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (i) political or economic conditions or conditions affecting the capital or financial markets generally; (ii) any change in accounting requirements or applicable Law; (iii) any hostility, act of war, sabotage, terrorism or military actions, or any escalation of any of the foregoing; (iv) any hurricane, flood, tornado, earthquake or other natural disaster or force majeure event; (v) the public announcement, execution or delivery of the Agreement or the pendency or consummation of the Transactions contemplated hereby; (vi) conditions affecting the prescription opioid market generally; and (vii) the failure of the Product Business to achieve any financial projections, predictions or forecasts in and of itself (provided, that the underlying causes of such failure shall not be excluded); except, in each of clauses (i), (ii) and (vi), for those conditions that have a disproportionate effect on the Product Business, the Purchased Assets, and Assumed Liabilities, taken as a whole, relative to other Persons operating businesses in the pharmaceutical industry.

1.1.100 “MidCap Signing Date Agreement” means that certain agreement regarding entry into final agreement dated as of the date hereof between Seller, Purchaser, Guarantor and MidCap Financial LLC.

1.1.101 “Milestone Event” has the meaning set forth in Section 2.3.2(a).

1.1.102 “Milestone Information” has the meaning set forth in Section 2.3.2(d).

1.1.103 “Milestone Payment” has the meaning set forth in Section 2.3.2(a).

1.1.104 “NDA” means a New Drug Application as defined in the Act.

1.1.105 “NDC” means “National Drug Code,” which is the eleven digit code registered by a company with the FDA with respect to a pharmaceutical product.

1.1.106 “Net Sales” means the aggregate gross amounts invoiced on sale or other commercial distribution of any Seller Product during the applicable period in the Territory by or on behalf of Purchaser or any of its Affiliates or sublicensees to a Third Party (but not including sales between Purchaser and its Affiliates or sublicensees where a Seller Product is intended for resale) and Enforcement Proceeds less the following deductions as relating to such sales (in accordance with GAAP, consistently applied, and solely to the extent such deductions are actually incurred, allowed, accrued or specifically allocated in their normal and customary amounts and as reported in the financial statements included in Purchaser’s filings with the SEC):

(a)         [***],

(i)         [***];

(ii)         [***];

(iii)         [***]; and

(iv)         [***];

(b)         [***];

(c)         [***]; and

(d)         [***].

(e)        Notwithstanding anything in this Agreement to the contrary, in the event an Affiliate or sublicensee is the end-user of the product, the transfer of such product to such Affiliate or sublicensee shall be included in the calculation of Net Sales at the average selling price charged in an arm’s length sale to a Third Party who is not an Affiliate or Sublicensee in the relevant period.

(f)         The following principles shall apply in the calculation of Net Sales:

(i)         In the case of any sale or other commercial disposition of Seller Product which is not invoiced or is delivered before invoice, the sale of a Seller Product shall be deemed to have occurred at the time of shipment or when the same is paid for, if paid for before shipment or invoice;

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)         In the case Seller or its Affiliates or sublicensees receive any in-kind or non-cash consideration from any sale or other commercial disposition of Seller Product or Enforcement Proceeds, the fair market value for such in-kind or non-cash consideration shall be determined in accordance with Section 10.13.

1.1.107 “Net Sales Reports” has the meaning set forth in Section 6.13.

1.1.108 “Non-Controlling Party” has the meaning set forth in Section 8.4.3.

1.1.109 “Notice” has the meaning set forth in Section 10.2.1.

1.1.110 “Notice of Disagreement has the meaning set forth in Section 2.3.3(c).

1.1.111 “Objection Notice” has the meaning set forth in Section 8.4.1.

1.1.112 “Obligations” has the meaning set forth in Section 10.14.

1.1.113 “Orange Book” means the FDA’s “Approved Drug Products with Therapeutic Equivalence Evaluations” publication.

1.1.114 “Ordinary Course of Business Exceptions” has the meaning set forth in Section 5.3.

1.1.115 “Paragraph IV Claim” has the meaning set forth in Section 5.7.1.

1.1.116 “Partner” has the meaning set forth in Section 3.8.1.

1.1.117 “Party(ies)” has the meaning set forth in the preamble hereto.

1.1.118 “Patent Assignment Agreement” means the patent assignment agreement under which the Patents listed in Section 3.12.2 of the Seller Disclosure Schedule are sold and transferred to Purchaser in the form of Exhibit D attached hereto.

1.1.119 “Patent Rights” means all patents and filed patent applications, including provisional and non-provisional patent applications, design registrations, design registration applications, industrial designs, industrial design applications and industrial design registrations, and including any and all divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reversions, reexaminations, reissues or additions, of or to any of the foregoing items, and all rights and priorities afforded under any applicable Law with respect thereto.

1.1.120 “Permitted Encumbrance” means any (a) Encumbrance for Taxes not yet due or delinquent; (b) Encumbrance caused by Law for amounts not material or overdue that do not or would not be reasonably expected to detract from the current value of, or interfere with, the present use and enjoyment of any Purchased Asset subject thereto or affected thereby in the ordinary course of business of the Product Business; (c) right, title or interest of a licensor or licensee under a license disclosed in Section 3.12.1 of the Seller Disclosure Schedule; and (d) any Encumbrance disclosed on Section 1.1.120 of the Seller Disclosure Schedule.

1.1.121 “Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority.

1.1.122 “Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

1.1.123 “Pre-Closing Period” has the meaning set forth in Section 5.2.1.

1.1.124 “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

1.1.125 “Product” means the strengths and package sizes and types of the pharmaceutical product containing a controlled release formulation of hydrocodone bitartrate (or its pharmaceutically active salts) as a single active ingredient as described in NDA #202880, which has been commercialized prior to the Closing by Seller or its Affiliates under the brand name Zohydro® ER. For the avoidance of doubt, the Product shall include the second generation formulation of Zohydro® ER with BeadTek™, which is sometimes referred to as the “Second Generation Product.”

1.1.126 “Product ANDA Litigation” has the meaning set forth in Section 5.7.2.

1.1.127 “Product Business” has the meaning set forth in the Recital A hereto.

1.1.128 “Product Business Employee” means the employees of Seller or any of its Affiliates identified by Seller or its Affiliates in Section 1.1.128 of the Seller Disclosure Schedule, as actively engaged in promotion or sales activities with respect to, or the management of, the Product Business in the ordinary course of such employee’s duties.

1.1.129 “Product Cost-of-Goods” means the actual expenses incurred by Seller in procuring supply of the Product, as reflected in the Product Inventory Value.

1.1.130 “Product Criteria” has the meaning set forth in Section 2.3.3(c).

1.1.131 “Product Inventory” means all inventory owned as of the Closing by Seller or any Affiliate thereof of finished Product that is in conformance with the Specifications and has an expiration date of October 1, 2016 or later, regardless of whether such inventory is held at a location or facility of Seller or any Affiliate (or of any other Person on behalf of Seller or any Affiliate, including in any of Seller’s warehouses, manufacturers, suppliers, distributors or consignees) or in transit to or from Seller or any Affiliate (or any such other Person).

1.1.132 “Product Inventory Delivery Date” has the meaning set forth in Section 2.3.3(b).

1.1.133 “Product Inventory Schedule” has the meaning set forth in Section 2.3.3(a).

1.1.134 “Product Inventory Value” has the meaning set forth in Section 2.3.3(a).

1.1.135 “Product Promotional Materials” means all market research, existing customer lists, marketing plans, media plans, advertising, sales training materials, promotional, managed care and marketing books and records Controlled by Seller or any of its Affiliates and used or necessary in connection with the marketing and promotion of the Product, and any and all Intellectual Property Rights therein; provided, however, Product Promotional Materials shall not include any such items to the extent that (i) any applicable Law prohibits its transfer or (ii) any transfer thereof by Seller or any of its Affiliates would constitute a material contractual violation.

1.1.136 “Product Records” means all books and records Controlled by Seller or any of its Affiliates relating to, and reasonably necessary to Exploit, any Seller Product or to perform research and development activities with respect to any Seller Product, or to conduct the Product Business, as Exploited, performed or conducted (as applicable) as of the Closing Date and other than the Regulatory Documentation, but excluding, in all cases, (a) all books, documents, records and files prepared in connection with or relating to the Transactions contemplated under this Agreement, including bids received from Third Parties and strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Product, the Third Generation Product or the Product Business; (b) all books, documents, records and files to the extent related to the Manufacture of the Product or the Third Generation Product; (c) trade secrets of Third Parties; (d) any attorney work product, attorney-client communications and other items protected by established legal privilege, unless the books and records can be transferred without losing such privilege; (e) human resources and any other employee books and records, other than any such books and records relating solely to any Product Business Employee who accepts an offer of employment with Purchaser; (f) any financial, Tax and accounting records to the extent not related to the Product, the Third Generation Product, or any other Purchased Asset; and (g) any items to the extent applicable Law prohibits their transfer or where transfer thereof would subject Seller or any of its Affiliates to any Liability. It is hereby clarified that a particular book or record may include information that does not constitute Product Records as well as information that constitutes Product Records and Seller may redact the portion of such book or record that does not constitute Product Records before delivering to Purchaser the portion of such book or record that constitutes Product Records.

1.1.137 “Promissory Note” means the promissory note, in the original principal amount of $50,000,000, to be delivered by Purchaser to Seller at the Closing in the form of Exhibit E attached hereto.

1.1.138 “Promissory Note Escrow Amount” has the meaning set forth in Section 2.4.1.

1.1.139 “Purchase Price” means (a) the Closing Payment; plus, (b) to the extent actually paid by Purchaser in accordance with Section 2.3.2, the Milestone Payment or Milestone Payments; and plus, (c) to the extent actually paid, the Escrow Payment.

1.1.140 “Purchased Assets” has the meaning set forth in Section 2.1.1.

1.1.141 “Purchased Contracts” has the meaning set forth in Section 2.1.1(a).

1.1.142 “Purchased Regulatory Approvals” has the meaning set forth in Section 2.1.1(b).

1.1.143 “Purchaser” has the meaning set forth in the preamble hereto.

1.1.144 “Purchaser Confidential Information” has the meaning set forth in Section 6.4.2.

1.1.145 “Purchaser FDA Letters” shall mean a letter or letters, in a standard and customary form and reasonably acceptable to Seller, to the FDA from Purchaser accepting the transfer of rights to the Purchased Regulatory Approvals from Seller.

1.1.146 “Purchaser Fundamental Representations” has the meaning set forth in Section 7.3.1.

1.1.147 “Purchaser Indemnitees” has the meaning set forth in Section 8.3.1.

1.1.148 “Purchaser Material Adverse Effect” means any event, fact, condition, occurrence, change or effect that prevents or materially impedes or materially delays the consummation by Purchaser of the Transactions.

1.1.149 “Purchaser Permitted Purpose” has the meaning set forth in Section 6.4.3.

1.1.150 “Purchased Product Inventory” means the quantities of finished Product set forth on Section 5.8 of the Seller Disclosure Schedule.

1.1.151 “Purchased Product Inventory Value” has the meaning set forth in Section 2.3.3(a).

1.1.152 “Rebates” means rebates, price reductions and administrative fees and related adjustments charged by or payments to state Medicaid and other federal, state and local governmental programs and their participants, and by health plans, insurance companies, Medicare Part D prescription drug plans, pharmacy benefits managers, mail service pharmacies, long term care providers, specialty pharmacies and other health care providers based upon the utilization and sales of the Product, and service, administrative and inventory management fees due to wholesalers, distributors and group purchasing organizations based on sales of the Product (in each case, other than chargeback claims).

1.1.153 “Receiving Party” has the meaning set forth in Section 6.4.1.

1.1.154 “Registration Rights Agreement” means the registration rights agreement to be delivered by Parent to Seller at the Closing in the form of Exhibit F attached hereto.

1.1.155 “Regulatory Approval” means, with respect to the Seller Products, any and all approvals (including NDAs and supplements and amendments thereto and active INDs), licenses, registrations (except manufacturing establishment registrations) or authorizations of any Governmental Authority necessary to conduct clinical trials, commercially distribute, sell or market such product, including, where applicable, (a) pre- and post-approval marketing authorizations; and (b) labeling approvals.

1.1.156 “Regulatory Authority” means any Governmental Authority that is concerned with the safety, efficacy, reliability, Manufacture, investigation, sale or marketing of pharmaceutical products, medical products, biologics or biopharmaceuticals, including the FDA and the Public Health Service.

1.1.157 “Regulatory Documentation” means all (a) documentation Controlled by Seller or any of its Affiliates comprising the Regulatory Approvals for the Product and the Third Generation Product; (b) correspondence and reports Controlled by Seller or any of its Affiliates necessary to, or otherwise describing the ability to, commercially distribute, sell or market the Seller Products submitted to or received from Governmental Authorities (including minutes and official contact reports relating to any communications with any Governmental Authority) and relevant supporting documents submitted to or received from Governmental Authorities with respect thereto, including all regulatory drug lists, final versions of advertising and promotion documents, Adverse Event files and complaint files; and (c) data Controlled by Seller or any of its Affiliates (including clinical and pre-clinical data) contained in any of the foregoing.

1.1.158 “Reporting Period” means the period commencing on the Closing Date and ending on the first date on which Seller has received Milestone Payments with respect to each Sales Milestone Event.

1.1.159 “Representatives” means, with respect to each Party, such Party’s Affiliates and its and its Affiliates respective directors, officers, employees, agents, attorneys, clinical and other consultants, advisors and other representatives.

1.1.160 “Response Period” has the meaning set forth in Section 8.4.1.

1.1.161 “Retained Escrow Funds” has the meaning set forth in Section 2.4.4.

1.1.162 “Right of Setoff” has the meaning set forth in Section 8.9.

1.1.163 “SEC” means the U.S. Securities and Exchange Commission.

1.1.164 “Second Generation Supply Agreement” mean the Second Generation (ZX004) Commercial Manufacturing and Supply Agreement by and between Daravita Limited and Seller dated March 5, 2015.

1.1.165 “Section 505(b)(2) NDA” means an NDA filed pursuant to Section 505(b)(2) of the Act.

1.1.166 “Securities Act” means the Securities Act of 1933, as amended.

1.1.167 “Security Agreement” means the security agreement to be delivered by Purchaser to Seller at the Closing in the form of Exhibit G attached hereto.

1.1.168 “Seller” has the meaning set forth in the preamble hereto.

1.1.169 “Seller Authorizations” has the meaning set forth in Section 3.8.2.

1.1.170 “Seller Benefit Plan” means all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained or contributed to by Seller or any of its Affiliates for the benefit of any Product Business Employee and all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans maintained, or contributed to, by Seller or any of its Affiliates for the benefit of any Product Business Employee.

1.1.171 “Seller’s Board” has the meaning set forth in Recital C hereto.

1.1.172 “Seller Confidential Information” has the meaning set forth in Section 6.4.3.

1.1.173 “Seller Copyrights” means all Copyrights that are Controlled by Seller and that are exclusively used by Seller or any of Seller’s Affiliates in connection with the Product Business, including those Copyrights listed on Section 1.1.173 of the Seller Disclosure Schedule.

1.1.174 “Seller Disclosure Schedule” means the disclosure schedules of Seller supplied by Seller to Purchaser dated as of the date hereof.

1.1.175 “Seller Domain Names” means the Domain Names listed on Section 1.1.175 of the Seller Disclosure Schedule.

1.1.176 “Seller FDA Letters” means letters to the FDA substantially in the form of Exhibit H, transferring the rights to the Purchased Regulatory Approvals to Purchaser.

1.1.177 “Seller Fundamental Representations” has the meaning set forth in Section 7.2.1.

1.1.178 “Seller Governmental Consent” means all consents, waivers, approvals, orders and authorizations of, and declarations or filings with, any Governmental or Regulatory Authority that are required by, or with respect to, Seller or any of its Affiliates in connection with the execution and delivery of this Agreement and the Ancillary Agreements to be executed pursuant hereto by Seller, the consummation by Seller or any of its Affiliates of the Transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder.

1.1.179 “Seller Indemnitees” has the meaning set forth in Section 8.3.2.

1.1.180 “Seller Intellectual Property” means Seller Copyrights, Seller Domain Names, Seller Patents, Seller Trademarks and Seller Know-How.

1.1.181 “Seller Know-How” means all data, know-how and other information that is not generally known, is Controlled by Seller or its Affiliates, and is reasonably necessary to Exploit any Seller Product or for the Manufacture of any Seller Product for sale.

1.1.182 “Seller License Agreements” has the meaning set forth in Section 3.12.1.

1.1.183 “Seller Licensed Registered Product IP” has the meaning set forth in Section 3.12.3.

1.1.184 “Seller Owned Registered Product IP” has the meaning set forth in Section 3.12.2.

1.1.185 “Seller Patents” has the meaning set forth in Section 3.12.5.

1.1.186 “Seller Permitted Purpose” has the meaning set forth in Section 6.4.2.

1.1.187 “Seller Products Technical Information” shall mean, to the extent Controlled by Seller as of the Closing and to the extent exclusively relating to any of Seller Products (including, but not limited to, any development, pre-clinical trial, clinical trial and/or manufacturing activities for any of Seller Products), any and all (a) specifications, test methods, manufacturing process information and other manufacturing-related information and documentation; (b) chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data; and (c) any other information, data, know-how, inventions, discoveries and trade secrets, in each case including, but not limited to, any such information or documentation included in the Regulatory Approvals.

1.1.188 “Seller Products” means, collectively, the Product and the Third Generation Product and “Seller Product” means any of the Product or the Third Generation Product.

1.1.189 “Seller Regulatory Documentation” means any and all Regulatory Documentation related to the Seller Products, in each case, Controlled by Seller or any of its Affiliates as of and prior to the Closing.

1.1.190 “Seller Third Party Consent” means all consents, waivers, approvals or authorizations of, or notices to, any Person (other than a Governmental or Regulatory Authority) that are required by, or with respect to, Seller or any of its Affiliates in connection with the execution and delivery of this Agreement and the Ancillary Agreements to be executed pursuant hereto by Seller, the consummation by Seller or any of its Affiliates of the Transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder and set forth on Section 3.3 of the Seller Disclosure Schedule.

1.1.191 “Seller Trademarks” means all Trademarks Controlled by Seller or any of its Affiliates, which are exclusively used in connection with the Seller Products and as listed in Section 1.1.191 of the Seller Disclosure Schedule.

1.1.192 “Seller’s Knowledge” means the collective actual knowledge, after due inquiry in the course of performing their respective duties, of the individuals listed on Section 1.1.192 of the Seller Disclosure Schedule. As used in this definition, the term “due inquiry” means that each of such individuals has (i) read the applicable provisions of this Agreement; and (ii) has made inquiry of those other individuals within Seller or its Affiliates whom such inquiring individual reasonably believes would have direct knowledge of the relevant matters; but (iii) does not require such individuals to contact any Third Party except to the extent such conduct would be in the ordinary course of business, taking into account the applicable circumstances and the scope of such individual’s normal duties.

1.1.193 “SKU” means stock keeping unit.

1.1.194 “Solvent” means, when used with respect to any Person, that, as of any date of determination (a) the sum of such Person’s debts is not greater than the Person’s property, at a fair valuation; (b) the present fair salable value of the Person’s assets will not be less than the amount required to pay its probable Liabilities on its existing debts (including contingent Liabilities) as such debts become absolute and matured; (c) such Person will not have unreasonably small capital with which to conduct any business or transaction in which it is engaged or is proposed to be engaged; and (d) such Person does not intend to, and does not believe it will, incur debts beyond its ability to pay as such debts mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “pay its probable liabilities on its existing debts (including contingent liabilities) as such debts become absolute and matured” means that such Person will be able to generate enough cash from operations, asset dispositions or financing, or a combination thereof, to meet its probable obligations as they become due.

1.1.195 “Specifications” means, with respect to each Seller Product, the manufacturing formula, manufacturing instructions, analytical methods, raw material specifications, packaging material specifications, bulk specifications and finished product specifications, in each case as set forth in the applicable Regulatory Approval for such Seller Product.

1.1.196 “Stock Consideration” means the number of shares of Guarantor Common Stock equal to the quotient (rounded to the nearest integer) of (i) $20,000,000 divided by (ii) the Market Value.

1.1.197 “Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

1.1.198 “Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.1.199 “Taxes means all taxes of any kind including all U.S. federal, state, local or non-U.S. net income, capital gains, gross income, gross receipt, license, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, disability, severance, unemployment, health-care, stamp, occupation, capital stock, transfer, registration, value added, alternative, estimated, gains, windfall profits, net worth, asset, transaction and other taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any taxing authority or other Governmental Authority under applicable Law, whether disputed or not.

1.1.200 “Territory” means the United States and its territories and possessions.

1.1.201 “Testing Laboratory” has the meaning set forth in Section 2.3.3(d).

1.1.202 “Third Generation Product” means any Product as such term is defined under that certain Development and Option Agreement, dated November 1, 2013, as amended, by and between Seller and Altus Formulation, Inc. and any license agreement therefrom.

1.1.203 “Third Party” means any Person other than Seller, Purchaser and their respective Affiliates and permitted successors and assigns.

1.1.204 “Trade Secrets” means information that derives independent economic value from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use.

1.1.205 “Trademark Assignment Agreement” means the trademark assignment agreement under which the Trademarks listed in Section 1.1.191 of the Seller Disclosure Schedule are sold and transferred to Purchaser in the form of Exhibit I attached hereto.

1.1.206 “Trademark” means any word, name, symbol, color, product shape, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, trade dress rights, slogans, product configuration, logo or business symbol, whether or not registered, and any registrations or applications for registration to use any of the foregoing.

1.1.207 “Trading Day” means a day on which the NASDAQ Global Market is open for trading.

1.1.208 “Transactions” means all of the Transactions contemplated by this Agreement and each of the Ancillary Agreements.

1.1.209 “Transfer Taxes” has the meaning set forth in Section 6.11.1(a).

1.1.210 “Transition Services Agreement” means that certain Transition Services Agreement, in substantially the form attached as Exhibit J.

1.1.211 “Transitional Trademarks” means the trademark or trade name “Zogenix®” or any other trademark or trade name that includes “Zogenix” including but not limited to U.S. Registration Nos. 3949157, 3886568, 3886567, 4045619, 3886566, and 4042283, in each case to the extent controlled by Seller or its Affiliates at the Closing and used by Seller or its Affiliates in connection with the Product Inventory.

1.1.212 “Unit” means a single dose of Product.

1.1.213 “Units Produced” means individual Units produced.

1.1.214 “Units Sold” means individual Units sold to any Third Party.

1.2         Construction.

1.2.1     Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).

1.2.2     The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

1.2.3     The term “including” and “include” and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

1.2.4     The term “day” shall mean a calendar day, commencing at 12:00 a.m. (prevailing Eastern time). The term “month” shall mean a calendar month; provided, that when a period measured in months commences on a date other than the first (1st) day of a month, the period shall run from the date on which it commences to the corresponding date in the next month and, as appropriate, to succeeding months thereafter. Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.

1.2.5     The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

1.2.6     Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (g) references to monetary amounts are denominated in United States Dollars.

ARTICLE 2

SALE AND PURCHASE OF ASSETS; LIABILITIES

2.1     Sale of Purchased Assets.

2.1.1     Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at and effective as of the Closing, Seller shall (or shall cause its applicable Affiliates to) sell, transfer, convey, assign and deliver to Purchaser free and clear of all Encumbrances other than Permitted Encumbrances, all right, title and interest of Seller and its Affiliates in and to all of the following properties, rights, interests and tangible and intangible assets, as existing as of the Execution Date or acquired during the Pre-Closing Period (collectively, the “Purchased Assets”) and Purchaser shall purchase and accept from Seller (or such Affiliates) the Purchased Assets:

(a)     all rights of Seller or its Affiliates under the Contracts set forth on Section 2.1.1(a) of the Seller Disclosure Schedule, as such Schedule may be updated by Seller not less than two (2) Business Days prior to the Closing Date to include rights and interests under any Contracts relating to the Product Business entered into by Seller or its Affiliates during the Pre-Closing Period and added, with Purchaser’s prior written consent, as a Purchased Contract in accordance with Section 5.3.4 (such Contracts set forth on Section 2.1.1(a) of the Seller Disclosure Schedule, as amended or supplemented, the “Purchased Contracts”) excluding, in each case, all rights to (i) any Accounts Receivable; and (ii) any other rights, claims or causes of action (including warranty claims) of or involving Seller or any of its Affiliates (A) arising prior to the Closing and relating to any Purchased Contract, or (B) related to products supplied or services provided by or to Seller or its Affiliates prior to the Closing that are not included in the Purchased Assets;

(b)     all rights and interests of Seller and its Affiliates to or in all Regulatory Approvals listed on Section 2.1.1(b) of the Seller Disclosure Schedule (the “Purchased Regulatory Approvals”);

(c)       all Seller Regulatory Documentation relating to Seller Products to the extent in the possession of Seller or any of its Affiliates, agents or attorneys;

(d)       all Authorizations relating specifically to the Product Business including, but not limited to, the Seller Authorizations;

(e)       all Seller Intellectual Property;

(f)       all Product Records;

(g)       all Product Promotional Material;

(h)       all Seller Products Technical Information;

(i)       all Purchased Product Inventory; and

(j)       all goodwill and the going concern value of the Product Business.

2.1.2     Excluded Assets. Purchaser shall not acquire pursuant to this Agreement or any Ancillary Agreement, and Seller shall retain following the Closing Date, the Excluded Assets.

2.1.3     Retention of Rights. Except as expressly granted herein or in any Ancillary Agreement, Seller grants no other right or license to any assets or rights, including Intellectual Property Rights, of Seller and its Affiliates.

2.2     Liabilities.

2.2.1     Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall assign and Purchaser shall assume and agree to pay and discharge when due the Assumed Liabilities.

2.2.2     Excluded Liabilities.

(a)       Notwithstanding anything to the contrary herein, neither Purchaser nor any of its Affiliates shall assume any Liabilities of Seller or any of its Affiliates (whether or not related to the Product Business) other than the Assumed Liabilities (such Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities, the “Excluded Liabilities”), and the Excluded Liabilities shall remain the sole obligation and responsibility of Seller and its Affiliates.

(b)       For the purposes of clarity (and notwithstanding Section 2.2.1), neither Purchaser nor any Affiliate of Purchaser shall assume (and the Excluded Liabilities shall include, but not be limited to) the following Liabilities of Seller or any of its Affiliates:

(i)       Liabilities for:

(1)     Taxes of the Seller or any of its Affiliates, whether arising prior to or after the Closing Date;

(2)     or relating to Taxes with respect to the Product Business or the Purchased Assets for any Pre-Closing Tax Period; and

(3)     [***] of any Transfer Taxes.

provided, that, in each case of Sections 2.2.2(b)(i)(1) and 2.2.2(b)(i)(2), responsibility for Apportioned Obligations shall be determined in accordance with Section 6.11.1; and provided, further, for the avoidance of doubt, that Section 2.2.2(b)(i)(1) shall not include any Liability for or relating to Taxes with respect to the Product Business or the Purchased Assets for any Post-Closing Tax Period;

(ii)     any Liabilities of Seller or any of its Affiliates relating to accounts payable, indebtedness, legal services, accounting services, financial advisory services, investment banking services or other professional services performed in connection with the sale of the Purchased Assets;

(iii)     any Liabilities of Seller or any of its Affiliates that relate to, or that arise out of, the employment or the termination of the employment with Seller or any of its Affiliates of any employee or former employee of Seller or any of its Affiliates (including as a result of the Transactions contemplated by this Agreement);

(iv)     any Liabilities (x) under or relating to Environmental Laws; or (y) relating to any actual or alleged violation by Seller or any of its Affiliates of any other Law, in each case regardless of whether arising prior to or after the Closing Date;

(v)     any Liabilities (i) for claims arising under product liability or product warranty for any Seller Product manufactured or sold by or for Seller, Seller’s Affiliates or their respective predecessors, licensees, distributors or other collaborators prior to the Closing Date, or (ii) to the extent relating to the manufacture, use, sale, marketing, promotion or distribution of any Seller Product or the ownership or use of the Purchased Assets, in each case prior to the Closing Date;

(vi)     any Liabilities to the extent arising from the Excluded Assets;

(vii)     subject only to the provisions of the Transition Services Agreement, any Liabilities arising out of or relating to any return of Product, including all Liabilities for any credits or Rebates with respect to Product, in all cases only to the extent that they relate to Product sold on or prior to the Closing Date by or on behalf of Seller or its Affiliates; or

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(viii)     any Liabilities of Seller or any of its Affiliates (x) arising out of any actual or alleged breach by Seller, or nonperformance by Seller or any of its Affiliates under, any Purchased Contract prior to the Closing; or (y) accruing under any Purchased Contract with respect to any period prior to the Closing.

2.3       Consideration.

2.3.1     Purchase Price.

(a)       In consideration of the conveyances contemplated under Section 2.1, Purchaser shall (a) pay to Seller (i) on the Closing Date an amount equal to the sum of (A) $27,000,000; (B) the Stock Consideration; (C) the Promissory Note; and (D) the Purchased Product Inventory Value (collectively, the “Closing Payment”), by wire transfer of immediately available funds to the account designated by Seller by notice to Purchaser at least three (3) Business Days prior to the Closing Date; (ii) the Milestone Payment(s), as and to the extent provided in Section 2.3.2; and (iii) the Difference as set forth in Section 2.3.1(b) below and (b) deliver to the Escrow Agent, at the Closing, $3,000,000 in cash (the “Initial Escrow Amount”), by wire transfer of immediately available funds. The Escrow Fund shall be held, administered and distributed in accordance with Section 2.4 and the terms of the Escrow Agreement.

(b)       In addition to the Purchased Product Inventory Value and subject to the last sentence of this Section 2.3.1(b), Purchaser shall pay Seller the difference (the “Difference”) between the Purchased Product Inventory Value and the Final Product Inventory Value determined in accordance with Section 2.3.3 in installments (the “Installments”) within five (5) Business Days of each payment by Purchaser to Daravita Limited for quantities of Second Generation Replacement Product (as defined in the Second Generation Supply Agreement). Each Installment shall be equal to the difference between [***] of Notional NSP (as set forth on Section 2.3.1 of the Seller Disclosure Schedule) for such Second Generation Replacement Product and the corresponding amounts due and payable to Daravita Limited under the Second Generation Supply Agreement with respect to such Second Generation Replacement Product until either (i) the Difference, if any, has been paid in full to Seller; or (ii) Daravita Limited’s obligation to supply Second Generation Replacement Product at the Discounted Supply Price (as defined in the Second Generation Supply Agreement) pursuant to Section 16.2.1 of the Second Generation Supply Agreement terminates.

2.3.2     Milestone Payments.

(a)       In addition to the Closing Payment, subject to this Section 2.3.2, Purchaser shall pay or cause to be paid to Seller the following additional amounts (each, a “Milestone Payment”) upon the achievement by or on behalf of Purchaser or its Affiliates, licensees, sublicensees or transferees, if any, of the following events with respect to the Product and the Third Generation Product (each, a “Milestone Event”):

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(i)     $12,500,000 upon the FDA’s granting of Regulatory Approval of an NDA for a Third Generation Product that practices a patent listable in the Orange Book that has an expiration date which is January 1, 2025 or later;

(ii)      [***];

(iii)      [***];

(iv)      [***];

(v)      [***];

(vi)      [***]; and

(vii)      [***].

(b)       For the avoidance of doubt, (i) notwithstanding anything to the contrary herein, each Milestone Payment shall be due and payable only once; and, (ii) with respect to the Milestone Events set forth in Sections 2.3.2(a)(ii) through 2.3.2(a)(vii) above, in the event that more than one Milestone Event is achieved in [***], Purchaser shall pay Seller Milestone Payments for each Milestone Event that is achieved unless, with respect to any such Milestone Event, Seller has previously been paid for achieving such Milestone Event. By way of example only, (A) if aggregate Net Sales reach [***], Purchaser shall pay Seller the Milestone Payments associated with Sections 2.3.2(a)(ii) ([***]) and 2.3.2(a)(iii) ([***]); and (ii) if aggregate Net Sales reach [***] during the following [***], Purchaser shall pay Seller the Milestone Payment associated with Section 2.3.2(a)(iv) ([***]), but would not pay Seller the Milestone Payments associated with Sections 2.3.2(a)(ii) or 2.3.2(a)(iii) since Seller had previously received Milestone Payments with respect to those Milestone Events.

(c)       The Milestone Payment due and payable under Section 2.3.2(a)(i) shall be paid by Purchaser to Seller promptly (but no more than thirty (30) days) following the occurrence of the Milestone Event and all Milestone Payments due and payable under Sections 2.3.2(a)(ii) through 2.3.2(a)(vii) shall be paid by Purchaser to Seller promptly (but no more than seventy-five (75) days) following the end of the Calendar Year in which the applicable Milestone Event occurred (but subject to the limitation in Section 2.3.2(b) that each Milestone shall be due and payable only once), in each case, by wire transfer of immediately available funds to the account designated by Seller by notice to Purchaser.

(d)       Purchaser shall, and shall cause its Affiliates, licensees and sublicensees engaged in the Exploitation of any Seller Product to keep copies of the case study reports related to the in vitro and in vivo abuse liability studies in the development plan set forth in Section 2.3.2(d) of the Seller Disclosure Schedule (the “Development Plan”) and keep reasonable, correct and complete books and records substantiating the Net Sales amounts recognized in each Calendar Year, in each case, as related to achieving the

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Milestone Events (the “Milestone Information”) and shall maintain such Milestone Information until the third (3rd) year following the end of the Calendar Year to which such Milestone Information relates. Until the first Calendar Year following the Calendar Year in which the Reporting Period terminates, Purchaser shall provide Seller, (i) on a quarterly basis, not later than forty-five (45) days after the end of each Calendar Quarter other than the Calendar Quarter ended December 31, the quarterly Net Sales Reports; and (ii) on an annual basis, not later than sixty (60) days after the end of each Calendar Year, the annual Net Sales Reports, in each case as provided in Section 6.13. Seller’s inspection and audit rights with respect to the Milestone Information and Net Sales Reports are set forth in Section 6.13.

(e)      Prior to the expiration of the Reporting Period, if Purchaser and its Affiliates transfer, sell, license, convey or otherwise dispose of all or substantially all of Seller’s and its Affiliates’ rights in the Product Business or, with respect to Section 2.3.2(a)(i), the rights to the Third Generation Product, Purchaser shall (i) remain responsible for all of its obligations with respect to the Milestone Payments set forth in this Section 2.3.2; and (ii) cause the transferee, licensee or assignee of such transferred material rights to comply with this Section 2.3.2.

2.3.3     Product Inventory Value.

(a)       Not more than five (5) Business Days before the Closing Date, Seller shall provide to Purchaser a schedule (the “Product Inventory Schedule”) listing the total inventory of finished Product, that constitutes the Product Inventory in accordance with the principles and worked example set forth on Section 2.3.3 of the Seller Disclosure Schedule (the aggregate value of the Product Inventory calculated in this manner, the “Product Inventory Value”) and listing the Purchased Product Inventory in accordance with the principles and worked example set forth on Section 2.3.3 of the Seller Disclosure Schedule (the “Purchased Product Inventory Value”).

(b)       Seller shall deliver to and Purchaser shall accept all Purchased Product Inventory tendered to Purchaser’s common carrier (FCA from the facility at which such Product Inventory is located as of the Closing Date) within no more than five (5) Business Days following the Closing (the “Product Inventory Delivery Date”).

(c)       Purchaser shall have fifteen (15) days from the Product Inventory Delivery Date to review the Product Inventory Schedule and perform a physical inspection of the Purchased Product Inventory to confirm that the Purchased Product Inventory meets the applicable Specifications and shelf life requirements (the “Product Criteria”) and validate the information set forth on the Product Inventory Schedule. Seller shall cooperate with Purchaser and its Representatives to provide them with all access and information needed to perform such review and inspection. The Product Inventory Schedule shall become final and binding on the fifteenth (15th) day following the Product Inventory Delivery Date, unless prior to the end of such period, Purchaser delivers to Seller a written notice of its disagreement (“Notice of Disagreement”) specifying the number of Units which it believes do not satisfy the Product Criteria (each, a “Disputed Item”) and the basis for that belief. Purchaser shall be deemed to have agreed with all items and amounts in the Product Inventory Schedule not specifically identified as a Disputed Item in the Notice of Disagreement, and such undisputed items shall be deemed final and binding and shall not be subject to review in accordance with Section 2.3.3(d).

(d)       During the ten (10) Business Day period following delivery of a Notice of Disagreement by Purchaser to Seller, Purchaser and Seller in good faith shall seek to resolve in writing any differences that they may have with respect to the Disputed Items specified therein. During such ten (10) Business Day period, Purchaser shall cooperate with Seller and its Representatives to provide them with any information used in preparing the Notice of Disagreement reasonably requested by Seller or its Representatives. Any Disputed Items resolved in writing between Purchaser and Seller within such ten (10) Business Day period shall be final and binding with respect to such items, and if Seller and Purchaser agree in writing on the resolution of each Disputed Item, the resulting Product Inventory Value, as adjusted to reflect the resolution of the Disputed Items, shall be deemed to be the “Final Product Inventory Value”. If Seller and Purchaser have not resolved all such differences by the end of such ten (10) Business Day period, Seller and Purchaser shall jointly appoint an independent testing laboratory (the “Testing Laboratory”) to review records and test data and to perform comparative tests and/or analyses on the Disputed Items. The Parties shall act in good faith and co-operate with the Testing Laboratory in its investigation. The Testing Laboratory’s determination as to whether any Disputed Item satisfies the Product Criteria shall be final and binding, and the resulting Product Inventory Value, as adjusted to reflect the Testing Laboratory’s resolution of the Disputed Items, shall be deemed to be the “Final Product Inventory Value”. The Final Product Inventory Value, whether agreed to by the Parties or determined by the Testing Laboratory, shall be final and binding on the Parties. The costs of any dispute resolution pursuant to this Section 2.3.3(d), including the fees and expenses of the Testing Lab and of any enforcement of the determination thereof, shall be borne by the Parties in inverse proportion as they may prevail on the matters resolved by the Testing Lab, which proportionate allocation shall be calculated on an aggregate basis based on the relative values of the amounts in dispute and shall be determined by the Testing Lab at the time the determination of such firm is rendered on the merits of the matters submitted.

(e)       If Purchaser timely submits a Notice of Disagreement and the Product Inventory Value exceeds the Final Product Inventory Value, as determined in accordance with Section 2.3.3(d), Seller shall pay Purchaser the amount by which the Product Inventory Value exceeds the Final Product Inventory Value within ten (10) days after the Final Product Inventory Value is determined in accordance with Section 2.3.3(d). Any such payment hereunder shall be made by wire transfer of immediately available funds to an account designated in writing by Purchaser and shall be treated as an adjustment to the Closing Payment.

2.3.4     Transitional License. In connection with the purchase of the Purchased Product Inventory, Seller hereby grants Purchaser a non-exclusive, fully paid up, transferable, royalty-free license, with the right to sublicense, (a) the Transitional Trademarks; and (b) product identification numbers (including NDC numbers) or consumer information telephone numbers, in each case, solely to the extent necessary to sell the Purchased Product Inventory after the Closing. Such license shall become effective on the Closing Date and expire six (6) months after the last expiration date on Seller labeled Purchased Product Inventory.

2.3.5     Allocation of Consideration. Purchaser shall allocate the Purchase Price (including the Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Purchased Assets, the transitional license provided in Section 2.3.4 and the covenant provided in Section 6.14 in accordance with Section 1060 of the Code (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”) prior to or within ninety (90) days following the Closing and shall deliver to Seller a copy of such Allocation (IRS Form 8594) promptly after such determination. Seller shall have the right to review and raise any objections in writing to the Allocation during the ten (10)-day period after its receipt thereof. If Seller disagrees with respect to any item in the Allocation, the Parties shall negotiate in good faith to resolve the dispute. If the Parties are unable to agree on the Allocation within thirty (30) days after the commencement of such good faith negotiations (or such longer period as Seller and Purchaser may mutually agree in writing), then the Accountants shall be engaged at that time to review the Allocation, and shall make a determination as to the resolution of such Allocation. The determination of the Accountants regarding the Allocation shall be delivered as soon as practicable following engagement of the Accountants, but in no event more than sixty (60) days thereafter, and shall be final, conclusive and binding upon Seller and Purchaser, and Purchaser shall revise the Allocation accordingly. Seller, on the one hand, and Purchaser on the other hand, shall each pay one-half of the cost of the Accountants. The Parties agree to file all Tax Returns (including IRS Form 8594 and, if required, supplemental Forms 8594, in accordance with the instructions to Form 8594) and any other forms, reports or information statements required to be filed pursuant to Section 1060 of the Code and the applicable regulations thereunder, and any similar or corresponding provision of U.S. state, local or non-U.S. Tax Law, in a manner that is consistent with the finalized Allocation and to refrain from taking any position inconsistent therewith unless required by applicable Law or a final determination of a taxing authority.

2.4       Escrow.

2.4.1     Escrow Amount. During the Escrow Period, upon the payment of the Promissory Note, Purchaser shall promptly deliver to the Escrow Agent $7,000,000 in cash from such payment (the “Promissory Note Escrow Amount” and, together with the Initial Escrow Amount, the “Escrow Amount”), by wire transfer of immediately available funds.

2.4.2     Escrow Agreement. Subject to the terms and conditions of a mutually acceptable escrow agreement to be entered into at the Closing by each of Seller and Purchaser (the “Escrow Agreement”) and this Section 2.4, the Escrow Agent shall hold the Escrow Amount and all other amounts deposited into the Escrow Fund for a period commencing on the Closing Date and ending on the date that is twelve (12) months after the Closing Date (the “Escrow Period”) as security to pay, or be applied against, any Losses incurred by any Purchaser Indemnitee that are subject to the indemnification obligations of Seller pursuant to ARTICLE 8. Purchaser shall be treated for Tax purposes as the owner of all amounts held in the Escrow Fund unless and until such amounts are released therefrom, at which time the Party to whom such amounts are released shall be treated for Tax purposes as the owner of such released amounts.

2.4.3     Payment of Claims. Subject to the terms and conditions of the Escrow Agreement, the Escrow Agent shall disburse to Purchaser Indemnitees such portion of the Escrow Fund as may be necessary to satisfy claims for which Purchaser Indemnitees are entitled to indemnification pursuant to ARTICLE 8 hereof.

2.4.4     Release of Escrow Amounts. Following the expiration of the Escrow Period, the Escrow Agent shall pay to Seller the balance of the funds in the Escrow Fund at such time, if any, minus an amount equal to the aggregate dollar amount of claims for Losses made by all Purchaser Indemnitees pursuant to ARTICLE 8 hereof (the “Aggregate Outstanding Claims”) which are then outstanding and unresolved (such amount retained in the Escrow Fund, as it may be further reduced after expiration of the Escrow Period by distributions to Seller as set forth below and recoveries by Purchaser Indemnitees pursuant to ARTICLE 8 hereof, the “Retained Escrow Funds”); provided, however, that in the event that the amount of the Aggregate Outstanding Claims exceeds the balance remaining in the Escrow Fund, all amounts remaining in the Escrow Fund shall be retained in the Escrow Fund as the Retained Escrow Funds. In the event and to the extent that after the expiration of the Escrow Period any outstanding claim made by any Purchaser Indemnitee pursuant to ARTICLE 8 hereof is resolved against such Purchaser Indemnitee, the Escrow Agent shall distribute to Seller an aggregate amount of the Retained Escrow Funds equal to the amount of the outstanding claim resolved against such Purchaser Indemnitee; provided, however, that such distribution shall only be made to the extent that the Retained Escrow Funds remaining after such distribution would be sufficient to cover the amount of the Aggregate Outstanding Claims that are still unresolved at such time. In the event and to the extent that after expiration of the Escrow Period any outstanding claim made by any Purchaser Indemnitee pursuant to ARTICLE 8 hereof is resolved in favor of such Purchaser Indemnitee, such Purchaser Indemnitee shall be entitled to recover pursuant to ARTICLE 8 hereof an amount equal to the amount of the outstanding claim resolved in favor of such Purchaser Indemnitee.

2.4.5     Escrow Agent Fees and Expenses. Seller, on the one hand, and Purchaser, on the other hand, shall pay to the Escrow Agent fifty percent (50%) of any fees and expenses of the Escrow Agent by wire transfer of immediately available funds. During the period in which the Escrow Funds (including any Retained Escrow Funds) are retained in the Escrow Account, all interest or other income earned from the investment of the Escrow Funds (the “Escrow Earnings”) shall be retained as additional amounts in the Escrow Account.

2.5       Closing.

2.5.1     Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the Transactions contemplated hereby (the “Closing”) shall take place at the offices of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020, at 10:00 a.m., local time, on a Business Day on a date not later than three (3) Business Days following satisfaction of all conditions (other than those that by their terms are to be satisfied or taken at the Closing (but subject to the satisfaction or waiver of such conditions) and those that are waived by the Party entitled to do so under applicable Law and the terms of this Agreement) set forth in ARTICLE 7, or such other time and place as Purchaser and Seller may agree to in writing; provided, however, that if the waiting period under the HSR Act is terminated before the thirty (30) day statutory period expires (an “Early Termination”), Purchaser may, but shall not be obligated to, defer the Closing until a date no later than ten (10) days after the Early Termination by providing Seller written notice of such deferral within two (2) Business Days of the Parties’ receipt of notice of Early Termination. The Closing shall be deemed to have occurred at 12:00 a.m., eastern time, on the Closing Date, such that Purchaser shall be deemed the owner of the Purchased Assets on and after the Closing Date.

2.5.2     Closing Deliveries.

(a)       Except as otherwise indicated below, at the Closing, Seller shall deliver the following to Purchaser:

(i)       each of the Ancillary Agreements to which Seller is a party, validly executed by a duly authorized officer of Seller.

(ii)       a certificate, executed by an officer of Seller and dated the Closing Date, confirming on behalf of Seller that the conditions set forth in Sections 7.2.1, 7.2.2 and 7.2.3 have been satisfied;

(iii)      copies of all Seller Third Party Consents;

(iv)      copies of all Seller FDA Letters;

(v)       the Purchased Contracts;

(vi)      all other Purchased Assets; provided, that (A) with respect to tangible Purchased Assets, delivery shall, unless the Parties otherwise mutually agree, be in accordance with the Transition Services Agreement and to a place within the continental United States specified by Purchaser by notice to Seller at a time prior to or after the Closing as the Parties mutually agree; and (B) Seller may retain one copy of the Product Records included within the Purchased Assets and the Purchased Contracts (and, for clarity, prior to delivering or making available any files, documents, instruments, papers, books and records containing Product Records to Purchaser, Seller shall be entitled to redact from such files, documents, instruments, papers, books and records any information to the extent that it does not relate to the Product Business); and

(vii)      a non-foreign affidavit of Seller dated as of the Closing Date, sworn under penalty of perjury and in the form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code certifying that Seller is not a “foreign person” as defined in Section 1445 of the Code.

(b)       At the Closing, Purchaser shall deliver the following to Seller:

(i)      each of the Ancillary Agreements to which Purchaser is a party, validly executed by a duly authorized officer of Purchaser;

(ii)       the Stock Consideration;

(iii)     a certificate, executed by an officer of Purchaser and dated the Closing Date, confirming on behalf of Purchaser that the conditions set forth in Sections 7.3.1 and 7.3.2 have been satisfied;

(iv)     an agent for services of process letter from Purchaser, in form and substance reasonably requested by Seller covering this Agreement, the Promissory Note, the Security Agreement, the Guaranty and the Ancillary Agreements; and

(v)       copies of all Purchaser FDA Letters.

2.5.3     Withholding. If applicable Laws require withholding of Taxes imposed upon any payments made by Purchaser to Seller pursuant to this Agreement, Purchaser shall make such withholding payments as may be required and shall subtract such withholding payments from such payments. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Agreement as having been paid to Seller; provided, however, that Purchaser may deduct such amounts only if Purchaser shall (i) give Seller reasonable advance notice of the intention to make such deduction or withholding; (ii) upon Seller’s reasonable request, explain the basis for such deduction or withholding; (iii) cooperate with Seller to the extent reasonably requested to obtain any applicable reduction of or relief from such deduction or withholding; and (iv) timely file all Tax Returns related to such withholding and provide to Seller such information statements and other documents required to be provided to Seller.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that, except as set forth in the Seller Disclosure Schedule (but subject to the immediately following sentence), the statements contained in this ARTICLE 3 are true and correct (a) as of the date hereof; and (b) as of the Closing (unless in each case the particular statement speaks expressly as of a particular date, in which case it is true and correct only as of such date). Notwithstanding the foregoing, it is expressly understood and acknowledged that any information disclosed in the Disclosure Schedule under any numbered or lettered section or subsection shall be deemed to relate to and qualify such section or subsection, as well as any other sections or subsections of the Seller Disclosure Schedule, but only where the relevance of such disclosure to such other section or subsection is reasonably apparent from the text of such disclosure; provided, that the mere listing of an agreement shall not provide reasonably apparent disclosure, except to the extent that only a listing is required by the representation and warranty.

3.1       Entity Status. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all requisite corporate power and authority to own, use and operate the Purchased Assets and to carry on the Product Business as now being conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary under applicable Law, except where the failure to be so qualified or licensed and to be in good standing would not have a Material Adverse Effect.

3.2     Authority.

3.2.1     Seller has the requisite corporate power and authority to enter into and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions contemplated hereby and thereby have been duly authorized and approved by Seller’s Board, and no other corporate action on the part of Seller is necessary to authorize and approve the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation by it of the Transactions contemplated hereby and thereby. This Agreement constitutes, and each Ancillary Agreement, when executed and delivered by Seller, will constitute, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.

3.3     Non-Contravention. The execution, delivery, consummation and performance by Seller of this Agreement and each Ancillary Agreement to which it is a party do not and will not (a) contravene, conflict with or violate the certificate of incorporation or bylaws or comparable organizational documents; or contravene or conflict with any resolution adopted by the stockholders or members, board of directors and any committee of the board of directors (or other equivalent bodies) of Seller or such Affiliate of Seller; (b) subject to compliance with the HSR Act, contravene, conflict with or violate any Law applicable to Seller or such Affiliates of Seller, the Product Business, or the Purchased Assets; (c) subject to obtaining Seller Third Party Consents, contravene, conflict with, violate, breach or constitute a default (with or without due notice or lapse of time or both) under, result in the loss of rights under, or result in the termination of, or give rise to a right of termination, cancellation or acceleration of any right or obligation under, any Contract used in the conduct of the Product Business to which Seller or such Affiliate is a party, including any Purchased Contract, or any Contract to which the Purchased Assets is subject; or (d) result in the imposition of creation of any Encumbrance other than a Permitted Encumbrance upon or with respect to any Purchased Asset, except, in the case of (b) and (c), for such violations, breaches, defaults, accelerations, cancellations or terminations that would not reasonably be expected to materially affect the Product Business or the Purchased Assets.

3.4     No Broker. Seller shall be solely responsible for the fees and expenses of any broker, finder, investment banker or financial advisor entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.5     No Litigation; Consents.

3.5.1     Except as set forth on Section 3.5.1 of the Seller Disclosure Schedule, there is no Litigation (other than any investigation, inquiry, audit, examination or finding of deficiency or noncompliance) pending or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates before any Governmental Authority or private dispute resolution body, that (i) involves or otherwise relates to the Product Business, the Purchased Assets, or the Assumed Liabilities; or (ii) challenges or, if resolved against Seller, would prevent, delay or make illegal any of the Transactions; or (iii) would reasonably be expected to impose any material limitation on the ability of Purchaser or any of its Affiliates to operate the Product Business as of the Closing.

3.5.2     Except as set forth on Section 3.5.2 of the Seller Disclosure Schedule, there is no order or judgment of a Governmental Authority to which Seller or any of its Affiliates is subject that involves or otherwise relates to the Product Business, the Purchased Assets or the Assumed Liabilities that would reasonably be expected to impose any Liability on Purchaser or the Product Business, or imposes any limitation on the ability of Seller to sell the Purchased Product Inventory or operate the Product Business or the Purchased Assets as currently conducted or planned to be conducted as of the date hereof by Seller and, to Seller’s Knowledge, there are no facts which would form a basis for such order or judgment.

3.5.3     Since May 1, 2012, Seller has not received any written notice, claim or complaint from any other Person alleging (a) a violation of, or failure to comply with, or any Liability under, any Laws relating to the Product Business, the Purchased Assets or the Assumed Liabilities as a result of Seller’s and its Affiliates’ operation of the Product Business, except for any such notice relating to a failure to comply that has since been cured; or (b) any material defects in the Product or alleging any failure of the Product to meet Specifications.

3.5.4     Except for (i) if required, the filings under the HSR Act and the expiration or termination of the waiting periods thereunder; (ii) consents, permits or authorizations that if not received, or declarations, filings or registrations that if not made, would not reasonably be expected to materially affect the Product Business, the Purchased Assets or the Assumed Liabilities; (iii) consents, permits, authorizations, declarations, filings or registrations that have become applicable solely as a result of the specific regulatory status of Purchaser or its Affiliates; and (iv) Seller Third Party Consents, no notice to, filing with or Authorization of, any Governmental Authority or other Person is required for Seller or any of its Affiliates to consummate the Transactions.

3.5.5     Except as set forth on Section 3.5.5 of the Seller Disclosure Schedule, as of the Execution Date, neither Seller nor any Affiliate of Seller has received or been notified in writing of any paragraph IV certification filed pursuant to Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(iv) of the Act advising Seller or any of its Affiliates of the filing of an ANDA or Section 505(b)(2) NDA that relies on the FDA’s prior finding of safety and effectiveness for the Product.

3.5.6 Since May 1, 2012, no product liability claims by any Third Party or any notice of investigation from a Governmental or Regulatory Authority have been received by Seller or any of its Affiliates and, to Seller’s Knowledge, no such product liability claims or investigations have been threatened against Seller or any of its Affiliates relating to marketing and sale of the Product, and to Seller’s Knowledge, there are no facts or circumstances that would reasonably give rise to any Litigation for product liability. There is no order outstanding against Seller relating to Product liability claims or Governmental or Regulatory Authority investigations relating to the marketing and sale of the Product.

3.6     Title to the Purchased Assets. Seller, or its Affiliates, owns and has good and valid title to, or valid contract rights in, as applicable, the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

3.7     Contracts.

3.7.1   Section 3.7.1 of the Seller Disclosure Schedule sets forth a complete and correct list of each Contract to which Seller or any of its Affiliates is a party that relates to the Product Business or is necessary for the Exploitation or Manufacture of the Product with a value in excess of One Hundred Thousand Dollars ($100,000) and any other Contract if a default thereunder would reasonably be expected to materially adversely affect the Product Business or Purchased Assets.

3.7.2   Except as set forth on Section 3.7.2 of the Seller Disclosure Schedule, Seller is not a party to or bound by any Contract relating to the Product Business which Contract (a) limits the freedom of the Product Business to compete in any line of business or any geographic area; (b) grants any rights of exclusivity to any Third Party; or (c) grants any “most favored customer”, “most favored supplier” or similar rights to any Third Party.

3.7.3   Each of the Purchased Contracts is in full force and effect and constitutes a legal, valid and binding agreement of Seller or an Affiliate of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity. Neither Seller nor any of its Affiliates, nor, to Seller’s Knowledge, any other party thereto is (with or without notice or lapse of time, or both) in breach or default in the performance, observance or fulfillment of any material obligation or material covenant contained in any Purchased Contract, nor does there exist any condition which upon the passage of time or the giving of notice or both, would reasonably be expected to cause such material violation of or material default under or permit the termination or modification of any Purchased Contract. Neither Seller nor any of its Affiliates has given or received written notice to or from any Person relating to any such actual or alleged, breach or default. Neither Seller nor any of its Affiliates has received any written notice from a Third Party stating that such Third Party intends to terminate any Purchased Contract and Seller has not waived any right under the Purchased Contracts. True and complete copies of all Purchased Contracts have been made available to Purchaser, except to the extent such Contracts have been redacted to (a) enable compliance with Laws relating to antitrust or the safeguarding of data privacy; (b) comply with confidentiality obligations owed to Third Parties; or (c) exclude information not related to the Product Business.

3.8     Compliance with Law.

3.8.1  Seller and its Affiliates, with respect to the operation of the Product Business or the ownership of and use of the Purchased Assets and, to Seller’s Knowledge, any Person that Manufactures, tests, distributes or conducts research on behalf of Seller with respect to a Seller Product pursuant to a development, commercialization, manufacturing, supply, testing, contract research or other collaboration arrangement with Seller or any of its Affiliates (a “Partner”), are and have been since May 1, 2012, in compliance with all applicable Laws and in each country in which any Seller Product is Manufactured, except for such noncompliance that would not reasonably be expected to materially adversely affect the Product Business or Purchased Assets, including (i) any applicable Laws governing the research, development, approval, Manufacture, sale, advertising, marketing, promotion, pricing, pharmacovigilance, recordkeeping or distribution of drugs and the purchase or prescription of or reimbursement for drugs by any Governmental Authority, private health plan or entity, or individual; and (ii) all applicable Laws regulating the pharmaceutical industry, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the criminal False Claims Act (42 U.S.C. §1320a-7b(a)), the civil False Claims Act (31 U.S.C. §§3729 et seq.), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7a), the federal Physician Payment Sunshine Act (42 U.S.C.§1320a-7h), the federal health care program exclusion laws (42 U.S.C. §1320a-7), the Act, the Controlled Substances Act, as amended (21 U.S.C. 801 et seq.), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§17921 et seq.), the Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.), and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and any comparable state or local Laws.

3.8.2   Each of Seller and its Affiliates possesses, and is in compliance in all material respects with, all material Authorizations (other than Regulatory Approvals, which are the subject of Section 3.9.1) necessary for the conduct of the Product Business as it is currently conducted and the ownership of or use of the Purchased Assets (collectively, the “Seller Authorizations”). All such material Seller Authorizations are set forth in Section 3.8.2 of the Seller Disclosure Schedule, and all of such Seller Authorizations are in full force and effect, except as would not reasonably be expected to materially and adversely affect the Product Business. Neither Seller nor any of its Affiliates have received any communication with respect to the Product Business from any Governmental Authority regarding, and, to Seller’s Knowledge, there are no facts or circumstances that are likely to give rise to, (i) any material adverse change in any Seller Authorization, or any failure to materially comply with any applicable Law or any term or requirement of any Seller Authorization; or (ii) any revocation, withdrawal, suspension, cancellation or termination of any Seller Authorization.

3.8.3   Since May 1, 2012, Seller has complied with all applicable Data Protection Laws, as well as with its own rules, policies, and procedures relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by Seller, except for such noncompliance that would not reasonably be expected to materially adversely affect the Product Business or Purchased Assets. No claims have been asserted or threatened against Seller alleging a violation of any Person’s privacy or personal information or data rights and, to Seller’s Knowledge, nothing has been done or omitted to be done and no circumstances exist which could give rise to any proceeding, action or claim in connection with the applicable Data Protection Laws. To Seller’s Knowledge, the consummation of the Transactions contemplated by this Agreement will not breach or otherwise cause any violation of any Data Protection Law or rule, policy or procedure relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by Seller in the conduct of the Product Business.

3.8.4   Seller, or an Affiliate of Seller, has established and maintains a corporate compliance program that addresses the material Laws of the Territory with respect to the Product Business and each country in which the Product is Manufactured.

3.8.5   To Seller’s Knowledge, neither Seller nor any of its Affiliates engaged in the Product Business have made any voluntary or involuntary self-disclosure to any Governmental Authority or representative thereof regarding any material non-compliance with any Law applicable to the Product Business, which non-compliance remains uncured.

3.9     Regulatory Matters.

3.9.1   Seller, or an Affiliate of Seller, possesses, and since May 1, 2012 has possessed, or has a right of reference to all material Regulatory Approvals necessary to conduct the Product Business as currently or then conducted or develop the Third Generation Product as currently being developed. All such material Regulatory Approvals are in full force and effect, and no Governmental Authority has imposed any material obligation or other Encumbrance upon any such Regulatory Approval that remains unsatisfied or undischarged, except as set forth in Section 3.9.1 of the Seller Disclosure Schedule. Since May 1, 2012, neither Seller nor its Affiliates, and to Seller’s Knowledge, no Partners have received any written communication from any Governmental Authority threatening to revoke, withdraw, suspend, cancel or terminate any such Regulatory Approvals, and there is no proceeding pending or, to Seller’s Knowledge, threatened regarding the suspension or revocation of any such Regulatory Approval. Since May 1, 2012, Seller has not received, and to Seller’s Knowledge, no Partners have received (i) any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to request a recall of the Product, or commenced, or threatened to initiate, any action to enjoin production at any facility at which the Product is Manufactured; or (ii) any FDA Form 483, notice, warning letter, untitled letters, or any other similar correspondence or notice related to the Seller Products stating that Seller and/or the applicable Partner was or is in material violation of any Law, clearance, approval, or exemption. Seller has not voluntarily or involuntarily surrendered, terminated or permitted to lapse or expire any Regulatory Approval used or maintained by Seller in the conduct of the Product Business or the development of the Third Generation Product except where the surrender, termination, or lapse would not reasonably be expected to materially adversely affect the Product Business or Purchased Assets. Since May 1, 2012, Seller or its Affiliates and, to Seller’s Knowledge, any Partner that Manufactures or distributes any Seller Product, have timely filed with the applicable Governmental Authority all required filings, declarations, listings, registrations, reports or submissions that are material to conduct of the Product Business or the development of the Third Generation Product, including Adverse Event reports. All such filings, declarations, listings, registrations, reports or submissions (A) were in compliance in all material respects with all applicable Laws when filed; (B) were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remained true, accurate and complete in all material respects, or were corrected or supplemented by a subsequent filing; (C) do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading; and (D) no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings, declarations, listings, registrations, reports or submissions. Neither Seller nor its Affiliates is in material violation of the terms of any Regulatory Approval related to the Product or Third Generation Product.

3.9.2   Since May 1, 2012, there has not been any product recall, dear doctor letter or market withdrawal conducted by or on behalf of Seller concerning the Product or any product recall, dear doctor letter, market withdrawal or replacement conducted by or on behalf of any Third Party as a result of any alleged defect in the Product. Seller has made available to Purchaser true and correct summary reports regarding material complaints and notices of alleged defect or adverse reaction with respect to the Product that have been received in writing by Seller and its Affiliates since May 1, 2012. To Seller’s Knowledge, except as set forth on Section 3.9.2 of the Seller Disclosure Schedule, there are no facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Product sold or intended to be sold by Seller; (ii) a material change in the labeling of the Product; or (iii) a termination or suspension of the marketing of the Product.

3.9.3   Since May 1, 2012, the Product has been Manufactured in compliance with applicable Law, including cGMP, and applicable Regulatory Approvals, except where any noncompliance would not reasonably be expected to materially adversely affect the Product Business or Purchased Assets.

3.9.4   Except as set forth on Section 3.9.4 of the Seller Disclosure Schedule, since May 1, 2012 and with respect to Seller Products, there have been no (i) serious adverse drug experiences as defined in 21 C.F.R. § 314.80; or (ii) material events concerning or affecting safety.

3.9.5   The clinical trials conducted by or on behalf of Seller or its Affiliates with respect to the Product and the Third Generation Product were conducted or are being conducted, as applicable, in all material respects in accordance with cGCP and all applicable Laws. Seller and its Affiliates have made all necessary material filings and received all necessary material approvals and consents for the conduct of clinical trials from the necessary Governmental Authorities and, to Seller’s Knowledge, there is no Litigation pending or threatened by such Governmental Authorities to suspend or terminate any ongoing clinical trials for any Seller Product. Seller has not received any written notice, charge, subpoena or other request for information, which has not been complied with or withdrawn, by a Governmental Authority asserting any material breach of the conditions for approval of any ongoing clinical trials for the Product or Third Generation Product. Seller and its Affiliates have conducted all clinical trials for the Seller Products pursuant to valid protocols.

3.9.6   Seller has calculated and reported all prices reported to or used to calculate pricing or discounts under the Medicaid Program (42 U.S.C. § 1396r-8), the 340B Drug Discount Program (42 U.S.C. § 256b), and Section 603 of the Veterans Healthcare Act of 1993 (Pub. L. 102-585) for the Product in compliance in all material respects with applicable Law.

3.10     Taxes.

3.10.1   Neither Seller nor any of its Affiliates has any material Liability for Taxes for a Pre-Closing Tax Period for which Purchaser would reasonably be expected to become liable or that would reasonably be expected to materially adversely affect (a) the interests to be acquired by Purchaser hereunder and under the Ancillary Agreements; or (b) Purchaser’s right to use or enjoy (free and clear of any Encumbrances, including liens for Taxes, other than Permitted Encumbrances) any Purchased Asset.

3.10.2   All Tax Returns required to be filed by or on behalf of Seller or any of its Affiliates, to the extent related to the Purchased Assets, have been duly and timely filed with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. Each of Seller and its Affiliates has timely paid all Taxes shown as due and payable on such Tax Returns. Neither Seller nor any of its Affiliates is currently the beneficiary of any extension of time within which to file any of the aforementioned Tax Returns and neither has waived any statute of limitations in respect of the aforementioned Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency regarding the aforementioned Taxes.

3.10.3   There is no action, suit, proceeding, audit, claim or assessment pending or threatened in writing concerning any Tax Return of the Seller or its Affiliates that relates to the Purchased Assets.

3.10.4   Neither Seller nor any of its Affiliates has any obligation to indemnify or otherwise assume or succeed to the Tax liability of another Person (excluding for purposes of this Section 3.10.4 liability pursuant to customary provisions in Contracts entered into in the ordinary course of business and not primarily related to Taxes).

3.10.5  Neither Seller nor any of its Affiliates has treated any of the Purchased Assets as an interest (other than indebtedness within the meaning of Section 163 of the Code) in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income tax purposes.

3.10.6   Neither Seller nor any of its Affiliates has executed or entered into any agreement with, or obtained any consents or clearances from, any taxing authority, or has been subject to any ruling guidance specific to the Seller or any of its Affiliates, that would be binding on Purchaser for any Post-Closing Tax Period.

3.11     Debarred Personnel. Neither Seller nor any of its Representatives who has undertaken activities in connection with the Product Business is or has been (a) debarred or convicted, or is subject to a pending debarment or conviction, pursuant to section 306 of the Act; (b)(A) listed by any government or regulatory agencies as ineligible to participate in a “Federal Health Care Program” (as that term is defined in 42 U.S.C. 1320a-7b(f)), or in any other government payment program, or (B) excluded, debarred, suspended or otherwise made ineligible to participate in any such program; (c) listed on the General Services Administration’s List of parties Excluded from Federal Procurement and Nonprocurement Programs; or (d) to Seller’s Knowledge, convicted of a criminal offense related to the provision of healthcare items or services, or that could lead to debarment, exclusion, suspension, or the loss of eligibility to participate in a Federal Health Care Program or in Federal Procurement and Nonprocurement Programs.

3.12     Intellectual Property.

3.12.1   Seller or one of its Affiliates owns, or otherwise has the right to use, the Seller Intellectual Property (provided the foregoing is not to be interpreted a representation of non-infringement). Section 3.12.1 of the Seller Disclosure Schedule sets forth a true and complete list of all Contracts to which Seller or any of its Affiliates is a party and under which Seller or any of its Affiliates is a licensor or licensee of any Seller Intellectual Property that is material to the Product Business (collectively, the “Seller License Agreements”). Seller has made available to Purchaser a complete and accurate copy of each such Seller License Agreement. Each of the Seller License Agreements is in full force and effect. Seller and its Affiliates are not in breach of any material obligation under any Seller License Agreement and have not received any written notice of termination of any such Seller License Agreement. To Seller’s Knowledge, no other party to any Seller License Agreement is in breach of any material obligation under such Seller License Agreement.

3.12.2   Section 3.12.2 of the Seller Disclosure Schedule sets forth a true and complete list of all applications and registrations for the Seller Intellectual Property filed or registered with or issued by any Governmental Authority which are owned by Seller and that have not lapsed, expired or been abandoned (“Seller Owned Registered Product IP”). All registrations and applications for Seller Owned Registered Product IP have been duly filed or registered (as applicable) with the applicable Governmental Authority and maintained in accordance with applicable Law, including the timely submission prior to the expiration of the applicable grace period of all necessary filings and payment of fees for the purposes of maintaining such Seller Owned Registered Product IP.

3.12.3    Section 3.12.3 of the Seller Disclosure Schedule sets forth a true and complete list of all applications and registrations for the Seller Intellectual Property filed or registered with or issued by any Governmental Authority which are licensed to Seller pursuant to a Seller License Agreement (“Seller Licensed Registered Product IP”). To Seller’s Knowledge, all registrations and applications for Seller Licensed Registered Product IP have been duly filed or registered (as applicable) with the applicable Governmental Authority and maintained in accordance with applicable Law, including the timely submission prior to the expiration of the applicable grace period of all necessary filings and payment of fees for the purposes of maintaining such Seller Licensed Registered Product IP.

3.12.4    Seller or one of its Affiliates owns or otherwise has the right to use all Intellectual Property Rights necessary to conduct the Product Business as presently conducted (provided the same is not to be interpreted as a representation as to non-infringement). To Seller’s Knowledge, other than Seller Intellectual Property, Seller and its Affiliates do not own or have license rights to any Intellectual Property Rights that would be infringed, violated or misappropriated by use, offer for sale or sale (by an unauthorized Third Party) of any Seller Product.

3.12.5    None of the Patent Rights owned by Seller set forth on Section 3.12.2 of the Seller Disclosure Schedule, is involved in any Litigation (other than any investigation, inquiry, audit, examination or finding of deficiency or noncompliance), reissue, interference, reexamination or opposition proceeding, or, to Seller’s Knowledge, any investigation, inquiry, audit, examination or finding of deficiency or noncompliance, and, to Seller’s Knowledge, no such Litigation, reissue, interference, reexamination or opposition proceeding is threatened in a writing received by Seller. To Seller’s Knowledge, except as set forth in Section 3.12.5 of the Seller Disclosure Schedule, none of the Patent Rights licensed to Seller set forth on Section 3.12.3 of the Seller Disclosure Schedule (together with the Patent Rights owned by Seller set forth on Section 3.12.2 of the Seller Disclosure Schedule, the “Seller Patents”) is involved in any Litigation, reissue, interference, reexamination or opposition proceeding nor is any such Litigation, reissue, interference, reexamination or opposition proceeding threatened.

3.12.6    None of Seller Trademarks or Seller Copyrights owned by Seller, or any registrations or applications to use or register such items, is involved in any Litigation (other than any investigation, inquiry, audit, examination or finding of deficiency or noncompliance), cancellation, nullification, interference, concurrent use or opposition proceeding, or, to Seller’s Knowledge, any investigation, inquiry, audit, examination or finding of deficiency or noncompliance, and, to Seller’s Knowledge, no such Litigation, cancellation, nullification, interference, concurrent use or opposition proceeding is threatened. To Seller’s Knowledge, none of Seller Trademarks or Seller Copyrights licensed to Seller, or any registrations or applications to use or register such items, is involved in any Litigation, cancellation, nullification, interference, concurrent use or opposition proceeding nor is any such Litigation, cancellation, nullification, interference, concurrent use or opposition proceeding threatened in a writing received by Seller.

3.12.7    To Seller’s Knowledge, except as set forth in Section 3.12.7 of the Seller Disclosure Schedule, the conduct of the Product Business as conducted, and as contemplated to be Exploited by Purchaser with respect to the Product and the Third Generation Product as of the Closing Date, does not infringe or misappropriate any Third Party’s Intellectual Property Rights or constitute unfair competition or an unfair trade practice under applicable Law. To Seller’s Knowledge, the Manufacturing of the Product as Manufactured on the Execution Date does not infringe or misappropriate any Third Party’s Intellectual Property Rights or in the location(s) where Product is Manufactured or constitute unfair competition or an unfair trade practice under applicable Law. As of the Execution Date, no letter or other written or electronic communication or correspondence has been received by Seller or any of its Affiliates or any of their Representatives at any time within the six (6) years prior to the Execution Date, regarding any actual, alleged, or suspected infringement or misappropriation of any Third Party’s Intellectual Property Rights or unfair competition or unfair trade practice under any applicable Law in connection with the conduct of the Product Business. To Seller’s Knowledge, except as set forth in Section 3.12.7 of the Seller Disclosure Schedule, no Litigation (A) is pending or threatened against Seller (i) based upon, challenging or seeking to deny or restrict the use of any of Seller Intellectual Property; (ii) alleging that Seller’s conduct of the Product Business infringes or misappropriates the Intellectual Property Rights of any Third Party; or (iii) alleging that Seller’s conduct of the Product Business constitutes unfair competition or an unfair trade practice under any applicable Law; or (B) is pending or threatened against Seller as of the Execution Date asserting a paragraph IV certification filed pursuant to Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(iv) of the Act advising Seller or any of its Affiliates of the filing of an ANDA or Section 505(b)(2) NDA relative to any Patent Rights listed in any Regulatory Approval held by Seller.

3.12.8    To Seller’s Knowledge, no Person is currently infringing or misappropriating in any material respect any Seller Patents or Seller Trademarks in a manner that would reasonably be expected to materially adversely affect the Product Business or Purchased Assets. Section 3.12.8 of the Seller Disclosure Schedule accurately identifies (and Seller has provided to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent by Seller or any of its Affiliates or any of their Representatives regarding any actual, alleged, or suspected infringement or misappropriation of any Seller Intellectual Property or unfair competition or unfair trade practice under any applicable Law in connection with the conduct of the Product Business.

3.12.9    Seller and, as applicable, Seller’s Affiliates, have taken reasonable measures to maintain in confidence all Trade Secrets and other material confidential information included in Seller Know-How except to the extent such failure would not reasonably be expected to materially adversely affect the Product Business or Purchased Assets. To Seller’s Knowledge, none of such Trade Secrets or material confidential information have been disclosed to any Person by Seller or its Affiliates except pursuant to reasonable non-disclosure or license agreements. To Seller’s Knowledge, no current or former employee, consultant or independent contractor of Seller or any of its Affiliates has any claim of ownership in or to any Seller Intellectual Property owned by Seller or any of its Affiliates.

3.12.10 To Seller’s Knowledge (i) all registrations of Seller Intellectual Property included in Seller Licensed Registered Product IP or Seller Owned Registered Product IP which are material to the Product Business, are presumed valid, subsisting, and have not been held unenforceable; and (ii) all applications for registration of licensed Intellectual Property Rights included in Seller Licensed Registered Product IP or in Seller Owned Registered Product IP which are material to the Product Business are subsisting. To Seller’s Knowledge, Seller and its Affiliates have complied in all material respects with applicable Law regarding the duty to disclose and duties of candor in the filing, maintaining and prosecution of the patents and patent applications included in Seller Intellectual Property.

3.12.11 All material fees, annuities and royalties that are due and properly payable to a licensor of Seller Licensed Registered Product IP by Seller have been paid or will be paid prior to such payment being deemed late under the applicable Seller License Agreement.

3.12.12 For the avoidance of doubt, the representations and warranties in Section 3.12 shall be true and correct only as of the Execution Date with respect to any paragraph IV certification filed pursuant to Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(iv) of the Act advising Seller or any of its Affiliates of the filing of an ANDA or Section 505(b)(2) NDA relative to any Patent Rights listed in any Regulatory Approval held by Seller

3.13     Inventory.

3.13.1 Section 3.13.1 of the Seller Disclosure Schedule sets forth a true and accurate description of all Product Inventory as of the date of this Agreement and lists (i) the lot numbers associated with the Product Inventory; and (ii) the manufacturing, warehousing, distribution and consignee locations where the Product Inventory is located.

3.13.2 The Product Inventory will represent all Product finished goods owned and on hand or in the control of Seller at any of its warehouses, manufacturers, suppliers or other Third Parties on Seller’s behalf on the Closing Date.

3.13.3 In the 12 months prior to the Execution Date, other than in the ordinary course of business or in the transition to the formulation of the Second Generation Project, Seller has not (a) materially altered its activities and practices with respect to inventory levels of the Product maintained at the wholesale, chain, institutional or retail levels; or (b) engaged in any activity or practice that would reasonably be expected to result, directly or indirectly, in a trade buy-in that is significantly in excess of normal customer purchasing patterns consistent with past practice of the Product Business.

3.14    Product Financial Information. Section 3.14 of the Seller Disclosure Schedule sets forth the net sales as recognized by Seller upon the earlier to occur of prescription units dispensed or expiration of the right of return (the gross amount invoiced by Seller for sale or other commercial disposition of the Product (in final, finished presentation for use by an end-user) to an unrelated Third Party in an arms-length transaction, minus the deductions (other than for Product returns), if any, described in the definition of “Net Sales”), deferred revenue, Product Cost-of-Goods, Units Produced and Units Sold for the Product for the twelve-months ended December 31, 2014 and the Units of inventory of finished Product owned by Seller or any Affiliate at December 31, 2014 (the “Financial Information”), together with reasonably detailed supporting documentation. The Financial Information has been prepared in accordance with GAAP as applied by Seller from the books and records of Seller and fairly presents in all material respects such net sales, Product Cost-of-Goods, inventory of finished Product, Units Produced, and Units Sold for the Product for the periods indicated.

3.15    Sufficiency of Purchased Assets. Except as set forth on Section 3.15 of the Seller Disclosure Schedule, the Purchased Assets comprise all of the assets and rights necessary for Seller and its Affiliates in the conduct of the Product Business, and are sufficient for the continued conduct of the Product Business after the Closing Date in substantially the same manner as conducted prior to the Closing Date (provided the foregoing is not to be interpreted as a representation of non-infringement). None of the Excluded Assets are material to the Product Business. No Trademarks other than the Seller Trademarks and the Transitional Trademarks will be required to Exploit the Purchased Product Inventory on or following the Closing Date.

3.16    Products. Except as set forth on Section 3.16 of the Seller Disclosure Schedule, each Product sold by or on behalf of Seller or its Affiliates prior to the Closing Date was Manufactured in accordance with applicable Specifications and applicable Law, except where any noncompliance would not reasonably be expected to materially adversely affect the Product Business or Purchased Assets.

3.17    Labor Matters.

3.17.1 There are no pending or, to Seller’s Knowledge, threatened strikes, lockouts, work stoppages or slowdowns involving Product Business Employees, except for any such strikes, lockouts, work stoppages or slowdowns that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.17.2 There is no unfair labor practice proceeding involving any Product Business Employee before the National Labor Relations Board pending or, to Seller’s Knowledge, threatened against Seller.

3.17.3 Neither Seller nor any Subsidiary is a party to any labor or collective bargaining agreement which represents Product Business Employees and there are no labor or collective bargaining agreements which pertain to Product Business Employees. No Product Business Employees are represented by any labor organization with respect to their employment with Seller or any Subsidiary; no labor organization or group of Product Business Employees has made a pending demand for recognition or certification to Seller and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Seller’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority relating to Seller with respect to Product Business Employees. There are no organizing activities involving Seller with respect to the Product Business pending with any labor organization or group of Product Business Employees.

3.17.4 There are no material complaints, charges, or claims against Seller pending, or to Seller’s Knowledge, threatened in writing to be brought or filed, by or with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Seller with respect to the Product Business.

3.17.5 The Product Business is not under investigation or audit with respect to its treatment of independent contractors as independent contractors rather than employees.

3.17.6 With respect to the Product Business and Product Business Employees, Seller is in compliance in all material respects with all laws governing the employment of labor, including, but not limited to, all such laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation.

3.18     Suppliers and Customers. Section 3.18 of the Seller Disclosure Schedule sets forth: (a) active pharmaceutical ingredient suppliers of the Product Business; (b) the most significant supplier of the Product Business taken as a whole, based on amounts invoiced during the 12-month period ended December 31, 2014; and (c) the ten most significant customers and distributors of Seller and its Affiliates pertaining to the Product Business, taken as a whole, based on dollar sales volumes during the 12-month period ended December 31, 2014; (the suppliers customers and distributors set forth on Section 3.18 of the Seller Disclosure Schedule, the “Key Suppliers, Customers and Distributors”). Except as set forth in Section 3.18 of the Seller Disclosure Schedule, no such supplier, customer or distributor has canceled, otherwise terminated or, to Seller’s Knowledge, threatened in writing to cancel, otherwise terminate or otherwise materially and adversely modify its relationship with the Product Business. Seller has made available to Purchasers complete and correct copies of all Contracts with the Third Parties listed on Section 3.18 of the Seller Disclosure Schedule, except where such disclosure would violate any term or confidentiality obligations owed to Third Parties listed on Section 3.18 of the Seller Disclosure Schedule.

3.19     Solvency. Assuming satisfaction of the conditions to this Agreement, and after giving effect to the Transactions contemplated hereby, the assumption or retention (as applicable) of the Excluded Liabilities by Seller and its Affiliates, payment of all amounts required to be paid in connection with the consummation of the Transactions contemplated hereby, and payment of all related fees and expenses, Seller and its Affiliates (on a consolidated basis) will be Solvent as of the Closing Date and immediately after the consummation of the Transactions contemplated hereby. Seller has no current plans to file and prosecute a petition for relief under Chapter 11 or 7 of the United States Bankruptcy Code.

3.20     Affiliate Transactions; Intercompany Arrangements. There are no agreements or arrangements, written or unwritten, of any kind (other than any Ancillary Agreements), between Seller or any of its Affiliates, on the one hand, and the Product Business, on the other hand.

3.21     Accredited Investor. Seller understands that the securities comprising the Stock Consideration and the Promissory Note will be “restricted securities” under the Securities Act and have not been registered under the Securities Act, nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations of Seller contained herein. Seller is familiar with the business and operations of Guarantor, is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act, and is able to bear the economic risk of its investment in Guarantor indefinitely. Seller is acquiring the Stock Consideration and Promissory Note solely for its own account for investment and not with a view toward the resale, transfer, or distribution thereof, nor with any present intention of distributing the Stock Consideration or Promissory Note. No other Person has any right with respect to or interest in the Stock Consideration or Promissory Note to be purchased by Seller, nor has Seller agreed to give any Person any such interest or right in the future. Seller is not purchasing the Stock Consideration or Promissory Note as a result of any (a) registration statement filed by Purchaser with the Securities and Exchange Commission with respect to any of its securities; or (b) advertisement, article, notice or other communication regarding the Stock Consideration or Promissory Note published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement that would be deemed a “general solicitation” under the provisions of Regulation D of the Securities Act.

3.22     Exclusivity of Representations. SELLER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4, THE ANCILLARY AGREEMENTS TO BE ENTERED INTO AT THE CLOSING AND THE CERTIFICATE DELIVERED BY PURCHASER PURSUANT TO SECTION 2.5.2(b)(iii) PURCHASER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY AND SELLER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the statements contained in this ARTICLE 4 are true and correct as of the date hereof and as of the Closing (unless the particular statement speaks expressly as of a particular date, in which case it is true and correct only as of such date):

4.1     Corporate Status. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Ireland.

4.2    Authority. Purchaser has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and Ancillary Agreements to which Purchaser is a party and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by the necessary corporate actions of Purchaser. This Agreement constitutes and each Ancillary Agreement to which Purchaser is a party, when executed and delivered by Purchaser will constitute, the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.

4.3    Non-Contravention. Subject to the receipt of the Senior Loan Amendment (as defined in the MidCap Signing Date Agreement), the execution, delivery, consummation and performance by Purchaser of this Agreement and of each Ancillary Agreement to which it is a party do not and will not (a) violate the certificate of incorporation or bylaws, or comparable organization documents, of Purchaser; (b) subject to compliance with the HSR Act, contravene, conflict with or violate any Law or other restriction of any Governmental Authority applicable to Purchaser; or (c) contravene, conflict with, violate, breach or constitute a default under or result in the termination of any material Contract to which Purchaser is a party, except with respect to clause “(c)” for violations or breaches that that would not reasonably be expected to result in a Purchaser Material Adverse Effect.

4.4    No Broker. Purchaser shall be solely responsible for the fees and expenses of any broker, finder, investment banker or financial advisor entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

4.5    Litigation; Consents.

4.5.1    There is no (i) Litigation (other than any investigation, inquiry, audit or examination) pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates by or before any Governmental Authority and to Purchaser’s knowledge, there are no investigations, inquiries, audits or examinations pending or threatened against Purchaser or any of its Affiliates by or before any Governmental Authority; or (ii) order or judgment of a Governmental Authority to which Purchaser or any of its Affiliates is subject, in each case, except for such Litigation, orders or judgments that would not reasonably be expected to result in a Purchaser Material Adverse Effect.

4.5.2    Except for (i) if required, the filings under the HSR Act and the expiration or termination of the waiting periods thereunder; and (ii) consents, permits or authorizations that if not received, or declarations, filings or registrations that if not made, would not be reasonably expected to result in a Purchaser Material Adverse Effect, no notice to, filing with, permit of, authorization of, exemption by, or consent of, Governmental Authority or other Person is required for Purchaser to consummate the Transactions.

4.6    Financial Capacity. On the Closing Date, Purchaser’s immediately available cash, together with the Stock Consideration and the Promissory Note, will be sufficient to enable Purchaser to pay the Closing Payment at the Closing.

4.7    Exclusivity of Representations. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3, THE ANCILLARY AGREEMENTS TO BE ENTERED INTO AT THE CLOSING AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 2.5.2(a)(ii), SELLER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY AND PURCHASER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

ARTICLE 5

PRE-CLOSING COVENANTS

5.1    No Solicitation. Seller and its Subsidiaries shall, and shall direct their respective Representatives to, cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Transaction Proposal. Seller and its Affiliates shall not, and shall use their reasonable best efforts to cause their Representatives not to, directly or indirectly (a) initiate, solicit or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries regarding, or the making of any proposal or offer (including any proposal or offer to Seller’s stockholders) that constitutes, or could reasonably be expected to result in, an Alternative Transaction Proposal; (b) engage in, continue or otherwise participate in any discussions or negotiations regarding an Alternative Transaction Proposal; (c) agree to, approve, endorse, recommend or consummate an Alternative Transaction Proposal; or (d) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. Notwithstanding anything to the contrary contained in this Section 5.1 or elsewhere in this Agreement, the provisions of this Section 5.1 shall not apply to any transaction that is conditioned on the consummation of the Transactions contemplated by this Agreement, including, without limitation, any investment in or tender offer for Common Stock or other equity securities of Seller or any merger, consolidation, recapitalization or other business combination involving Seller or any of its Affiliates or any sale of all or substantially all of the assets of Seller and its Affiliates.

5.2    Access and Information.

5.2.1    During the period commencing on the Execution Date and ending on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with ARTICLE 9 (the “Pre-Closing Period”), upon reasonable notice, Seller shall, at Purchaser’s sole cost and expense: (i) afford Purchaser, its Representatives and potential financing sources reasonable access to the properties and the Product Records Controlled by Seller to the extent related to the Product Business, the Purchased Assets, the Assumed Liabilities or the Product Inventory; and (ii) furnish to Purchaser, its Representatives and potential financing sources such additional financial and operating data and other information regarding the Product Business (or copies thereof) Controlled by Seller as Purchaser, its Representatives and potential financing sources may from time to time reasonably request, in each case (A) to facilitate the Financing; or (B) as may be agreed by Purchaser and Seller as useful and allowable for post-Closing integration planning; provided, however, that such access shall not unreasonably disrupt Seller’s ordinary course operations; provided, further, that Seller shall not be required to furnish any information to Purchaser’s financing sources to facilitate the Financing that is not publicly available unless and until such financing sources are bound by a confidentiality agreement, in a form reasonably acceptable to Seller, to keep all such information acquired from Seller confidential. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to disclose any information or provide any such access if such disclosure or access would reasonably be expected, in the reasonable judgment of Seller’s outside counsel, to (i) violate applicable Law, including applicable antitrust Laws; (ii) jeopardize any attorney/client privilege or other established legal privilege; (iii) violate any term or confidentiality obligations owed to Third Parties; or (iv) disclose any Trade Secrets not included in Seller Intellectual Property; provided, however, that to the extent any such information is withheld pursuant to any the reasons set forth in clauses (i) through (iii) of this sentence, Seller shall provide to Purchaser, to the extent permissible based on the advice of Seller’s outside counsel, written summaries of such withheld information.

5.2.2    As soon as reasonably practicable after the Execution Date, Seller shall request the written consent of the Product Business Employees to the disclosure of their respective official personnel files to Purchaser and, as soon as practicable after the Execution Date and during the Pre-Closing Period, Seller shall afford Purchaser and its Representatives access to the personnel files of those Product Business Employees who provide such written consent. To the extent reasonably requested by Purchaser, Seller shall arrange to permit Purchaser to conduct interviews of any of the Product Business Employees as soon as reasonably practicable after the Execution Date and during the Pre-Closing Period; provided, however, that such access to Product Business Employees shall not unreasonably disrupt Seller’s ordinary course operations and such access will be at the Purchaser’s cost and expense.

5.3    Ordinary Course of Business. Except (a) as set forth in Section 5.3 of the Seller Disclosure Schedule or as otherwise contemplated by this Agreement or any Ancillary Agreement; (b) as required by applicable Law; (c) for any actions as expressly contemplated by this Agreement; or (d) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, from and after the Execution Date and during the Pre-Closing Period (clauses (a) – (d), the “Ordinary Course of Business Exceptions”), Seller shall (i) conduct the Product Business in substantially the same manner as heretofore conducted and in the ordinary course of business consistent with past practice; and (ii) use all commercially reasonable efforts to: (A) preserve the Product Business and its goodwill and maintain its relations and goodwill with (1) the Key

Suppliers, Customers and Distributors; (2) material licensors and licensees; and (3) and other Persons having business relationships with the Product Business; and (B) prosecute in good faith and maintain all the Seller Owned Registered Product IP and, to the extent Seller has prosecution rights pursuant to the Seller License Agreements, the Seller Licensed Registered Product IP in the Purchased Assets. Prior to the Closing, Seller shall not, and shall cause each of its Affiliates to not, take any action that would, or that could reasonably be expected to, result in any of the conditions set forth in ARTICLE 7 not being satisfied. In addition (and without limiting the generality of the foregoing), except to the extent constituting an Ordinary Course of Business Exception, Seller shall not, and shall cause its Affiliates to not:

5.3.1    acquire any properties or assets that constitute Purchased Assets or Product Inventory, either tangible or intangible, other than in the ordinary course of business consistent with past practice or with respect to binding orders entered into prior to the date of this Agreement;

5.3.2    (i) settle or commence any Litigation or material claim; or (ii) waive any material claims or rights of material value, in either case in a manner that would constitute an Assumed Liability or otherwise be materially adverse to the Product Business or Purchased Assets from and after the Closing;

5.3.3    sell, transfer, lease, license or otherwise dispose of or encumber (other than with a Permitted Encumbrance) any of the Purchased Assets, other than in connection with the use of Product Promotional Materials in the ordinary course of business consistent with past practice;

5.3.4    (a) terminate, amend or modify in any material way, grant a license to, waive any right under, or take any action or fail to take any action that would result in a breach or constitute a default (with or without due notice or lapse of time or both) under any of the Purchased Contracts (except in the ordinary course of business consistent with past practice for Purchased Contracts requiring payment of less than One Hundred Thousand Dollars ($100,000) on an annual basis); (b) grant a license under or assign any of the Purchased Contracts or any Contract granting rights in, to, or under Seller Intellectual Property; or (c) enter into any material Contract relating to the Product Business, other than in the ordinary course of business consistent with past practice; provided, that notwithstanding anything herein to the contrary, no Contract subject to this Section 5.3.4 entered into by Seller during the Pre-Closing Period (other than the binding purchase orders for Product entered into in the ordinary course of business consistent with past practice and set forth on Section 5.3.4 of the Seller Disclosure Schedule, which such schedule shall be delivered to Purchaser at least five (5) Business Days prior to Closing) shall be added to Section 2.1.1(a) of the Seller Disclosure Schedule as a “Purchased Contract” without the prior written consent of Purchaser;

5.3.5    other than in the ordinary course of business consistent with past practice or in the transition to the formulation of the Second Generation Product, materially alter its activities and practices with respect to inventory levels of the Product maintained at the wholesale, chain, institutional or retail levels;

5.3.6    terminate, cancel, permit to lapse, amend, waive or materially modify any Seller Authorizations;

5.3.7    (a) take any action which is intended, or known to, or reasonably likely to have a Material Adverse Effect; or (b) take or omit to take any action which is intended, or known to, or reasonably likely to render any of Seller’s representations or warranties untrue or misleading, or which would be likely to result in a material breach of any of Seller’s covenants;

5.3.8    grant to any Product Business Employee any increase in compensation or benefits, except in the ordinary course of business and consistent with past practice or as may be required under existing Contracts;

5.3.9    (a) adopt or amend in any material respect any Seller Benefit Plan (or any plan that would be a Seller Benefit Plan if adopted) to the extent such adoption or amendment would result in any of the actions described in Section 5.3.8; or (b) enter into or adopt any collective bargaining agreement or other Contract with any labor organization, union or association relating to or affecting the Product Business Employees; or

5.3.10  agree, commit or offer (in writing or otherwise) to take any of the actions described in Sections 5.3.1 through 5.3.9.

5.4    Obligation to Consummate the Transaction. Each of the Parties agrees that, subject to this Section 5.4 and Section 5.5, it shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Law, to consummate and make effective the Transactions contemplated by this Agreement and to ensure that the conditions set forth in ARTICLE 7 are satisfied, insofar as such matters are within the control of either of them. Without limiting the generality of the foregoing, as soon as reasonably practicable after the Execution Date, Seller shall use its reasonable best efforts to obtain Seller Third Party Consents.

5.5    Competition Filings.

5.5.1    If required pursuant to applicable Law, each of Purchaser and Seller shall file or cause to be filed as soon as practicable, and in any event no later than five (5) Business Days following the Execution Date, any notifications required under the HSR Act and any comparable filing required by applicable foreign Law. Thereafter, each of Purchaser and Seller shall use commercially reasonable efforts to respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation and to cause the waiting periods or approvals under the HSR Act and any applicable foreign Law to terminate or expire or to be approved at the earliest possible date after the date of filing; provided, however, that Purchaser shall have the right to withdraw and re-file its HSR notification if Purchaser reasonably determines that doing so is likely to cause the waiting period under the HSR Act to terminate or expire sooner.

5.5.2    Purchaser and Seller shall cooperate with each other and shall (a) promptly prepare and file all necessary documentation; and (b) effect all necessary applications, notices, petitions and filings and execute all agreements and documents. In connection with the foregoing, (i) Purchaser shall have the right to review and approve in advance all characterizations of the information relating to Purchaser; (ii) Seller shall have the right to review and approve in advance all characterizations of the information relating to Seller and its Affiliates; and (iii) each of Purchaser and Seller shall have the right to review and approve in advance all characterizations of the information relating to the Transactions contemplated hereby, in each case, that appear in any material filing made in connection with this Section 5.5.

5.5.3    Notwithstanding anything to the contrary in this Section 5.5, except as otherwise may be mutually agreed to by the Parties, nothing in this Agreement shall require or obligate Purchaser or any of its Affiliates to, and Seller shall not and shall not permit its Representatives to, without the prior written consent of Purchaser, agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action after the Closing with respect to, or its ability to retain after the Closing, any businesses, products, rights, services, licenses, or assets of Purchaser, Seller or any of their respective Affiliates, as applicable.

5.5.4    Each Party shall promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Party to review in advance any proposed communication by such Party to any Governmental Authority relating to the matters that are the subject of this Agreement. Neither Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry related to the Transactions contemplated by this Agreement (including any proceedings under or relating to the HSR Act or other competition law) unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing; provided, that, notwithstanding anything herein to the contrary, no Party to this Agreement shall be under an obligation to disclose confidential information with respect to its Affiliates to (a) any other Party or (b) any Governmental Authority except where such confidential information is afforded confidential treatment. Subject to the Confidentiality Agreement, the Parties shall provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated by this Agreement.

5.5.5    All filing fees under the HSR Act and any applicable foreign Law, and all expenses (other than legal fees and expenses, which shall be borne by the Party incurring such expenses) in complying with any request for additional information or documentary material from any applicable Governmental Authority, shall be borne equally by the Parties.

5.6    Notices.

5.6.1    Subject to Section 7.4, during the Pre-Closing Period, each Party shall give prompt written notice to the other Party of any Litigation, examination or audit in which such Party is involved as a party that concerns and would reasonably be expected to materially and adversely affect the Product Business, Purchased Assets or Assumed Liabilities or the other Party’s rights in the same or that would otherwise reasonably be expected to have a Material Adverse Effect or Purchaser Material Adverse Effect, as applicable. During the Pre-Closing Period, Seller shall promptly (and in any event within five (5) Business Days) notify Purchaser following receipt of written notice of any paragraph IV certification filed pursuant to Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(iv) of the Act advising Seller or any of its Affiliates of the filing of an ANDA or Section 505(b)(2) NDA that relies on the FDA’s prior finding of safety and effectiveness for the Product and provide Purchaser a copy of each such certification notice.

5.6.2    During the Pre-Closing Period, (a) Seller shall promptly notify Purchaser in writing of any event, condition, fact or circumstance that reasonably would be expected to make the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.2 impossible or unlikely; and (b) Purchaser shall promptly notify Seller in writing of any event, condition, fact or circumstance that reasonably would be expected to (i) make the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.3 impossible or unlikely or (ii) cause Purchaser’s representations and warranties in Section 4.6 to be untrue in any respect prior to or as of the End Date.

5.6.3    No notification or update by Seller under Section 5.6.1 or Section 5.6.2 or by Purchaser under Section 5.6.1 or Section 5.6.2 shall be taken into account (or, with respect to Seller, deemed to supplement or amend Seller Disclosure Schedule) for the purpose of: (a) determining the accuracy of any representation or warranty made by Seller or Purchaser, as applicable (for purposes of ARTICLE 8 or otherwise); or (y) determining whether any of the conditions set forth in Section 7.1, Section 7.2 or Section 7.3, as applicable, has been satisfied.

5.7     Paragraph IV Notices.

5.7.1    Subject to any rights that Daravita Limited may have under the Daravita License Agreement, during the Pre-Closing Period, if Seller or any of its Affiliates receives or is notified in writing of any paragraph IV certification filed pursuant to Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(iv) of the Act advising Seller or any of its Affiliates of the filing of an ANDA or Section 505(b)(2) NDA that relies on the FDA’s prior finding of safety and effectiveness for the Product (a “Paragraph IV Claim”), then Seller shall provide a copy of such Paragraph IV Claim to Purchaser within five (5) Business Days after its receipt thereof.

5.7.2    Subject to Seller’s obligations to Daravita Limited under the Daravita License Agreement, Seller will, to the extent practicable, consult with Purchaser in exercising any rights it may have under the Daravita License Agreement with respect to any patent infringement litigation for a Paragraph IV Claim (“Product ANDA Litigation”) and consider in good faith Purchaser’s comments with respect to strategic decisions and their implementation with respect to such action.

5.7.3    Subject to any rights that Daravita Limited may have under the Daravita License Agreement, if Daravita Limited does not exercise its right to control any Product ANDA Litigation, Seller shall exercise its step-in rights under the Daravita License Agreement to control such Product ANDA Litigation and shall (a) keep Purchaser reasonably informed regarding Seller’s actions with respect to such action; and (b) to the extent practicable, consult with Purchaser prior to exercising any rights it may have with respect to such Product ANDA Litigation and consider in good faith Purchaser’s comments with respect to strategic decisions and their implementation with respect to such action.

5.8    Product Inventory. Prior to Closing, Seller shall ensure that the quantities of finished Product set forth on Section 5.8 of the Seller Disclosure Schedule are available at Closing.

5.9    Stock Consideration.

      5.9.1 Restrictive Legend. Certificates evidencing the shares of Guarantor Common Stock issued as the Stock Consideration shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form, until such time as they are not required under Section 5.9.2 or applicable Law:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT AND SUCH REGISTRATION STATEMENT REMAINS EFFECTIVE, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL TO THE COMPANY, STATING THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT.”

5.9.2    Removal of Legends. The restrictive legend set forth in Section 5.9.1 above shall be removed and Guarantor shall issue a certificate or instrument representing such shares of Guarantor Common Stock without such restrictive legend or any other restrictive legend to Seller if (a) such securities are registered for resale under the Securities Act; or (b) such securities are sold or transferred pursuant to Rule 144 (if Seller is not and has not been an Affiliate of Guarantor during the ninety (90)-day period immediately preceding the sale or transfer).

5.9.3    Lock-up. Seller hereby agrees that for a period of six (6) months following the Closing Date (the “Lock-Up Period”), Seller will not, directly or indirectly, (a) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of Guarantor Common Stock comprising the Stock Consideration or securities convertible into or exercisable or exchangeable for Guarantor Common Stock (including, without limitation, shares of Guarantor Common Stock or any such securities which may be deemed to be beneficially owned by Seller in accordance with the rules and regulations promulgated under the Exchange Act (such shares or securities, the “Beneficially Owned Shares”)); (b) enter into any swap, hedge or other agreement or arrangement that transfers in whole or in part, the economic risk of ownership of any Beneficially Owned Shares, Guarantor Common Stock or securities convertible into or exercisable or exchangeable for Guarantor Common Stock; or (c) engage in any short selling of any Beneficially Owned Shares, Guarantor Common Stock or securities convertible into or exercisable or exchangeable for Guarantor Common Stock. The foregoing sentence shall not apply (i) in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of Seller’s capital stock; or (ii) to transfers pursuant to a sale or an offer to purchase one hundred percent (100%) of the outstanding Guarantor Common Stock, whether pursuant to a merger, tender offer or otherwise, to a Third Party or group of Third Parties.

ARTICLE 6

ADDITIONAL COVENANTS

6.1    Cooperation in Litigation and Investigations. Subject to Section 6.4 and except as set forth in any Ancillary Agreement, from and after the Closing Date, Purchaser and Seller shall fully cooperate with each other in the defense or prosecution of any Litigation, examination or audit instituted prior to the Closing or which may be instituted thereafter against or by either Party relating to or arising out of the conduct of the Product Business or the Exploitation or Manufacture of the Product prior to the Closing (other than Litigation between Purchaser and Seller or their respective Affiliates arising out of the Transactions contemplated hereby or by the Ancillary Agreements). In connection therewith, and except as set forth in any Ancillary Agreement, from and after the Closing Date, each of Seller and Purchaser shall make available to the other during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records relating exclusively to the Purchased Assets, the Assumed Liabilities and the Excluded Liabilities to the extent maintained by or under the Control of the requested Party and reasonably necessary to permit the defense or investigation of any such Litigation, examination or audit (other than Litigation between Purchaser and Seller or their respective Affiliates arising out of the Transactions contemplated hereby or by the Ancillary Agreements, with respect to which applicable rules of discovery shall apply), and shall preserve and retain all such records for eighteen (18) months; provided, however, that either Party may restrict the foregoing access to the extent that such access (i) violates applicable Law, including applicable antitrust Laws; (ii) jeopardizes any attorney/client privilege or other established legal privilege; or (iii) violates any confidentiality obligations owed to Third Parties. The Party requesting such cooperation shall pay the reasonable out-of-pocket costs and expenses of providing such cooperation (including legal fees and disbursements) incurred by the Party providing such cooperation and by its Representatives, and any applicable Taxes in connection therewith.

6.2     Further Assurances

6.2.1    Each of Seller and Purchaser shall, at any time or from time to time after the Closing, at the request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to (a) vest in Purchaser all of the rights, title and interests of Seller and its Affiliates in and to the Purchased Assets as contemplated hereby; (b) effectuate Purchaser’s assumption of the Assumed Liabilities; and (c) grant to each Party all rights contemplated herein to be granted to such Party under the Ancillary Agreements. Without limitation of the foregoing, except as expressly set forth in the Ancillary Agreements, neither Seller nor Purchaser shall have any obligation to assist or otherwise participate in the amendment or supplementation of the Purchased Regulatory Approvals or otherwise to participate in any filings or other activities relating to the Purchased Regulatory Approvals other than as necessary to effect the assignment thereof to Purchaser in connection with the Closing pursuant to this Agreement.

6.2.2    To the extent that Seller’s rights under any Purchased Asset may not be assigned without the approval, consent or waiver of another Person and such approval, consent or waiver has not been obtained prior to the Closing, the Closing shall proceed without the assignment of such Purchased Asset and this Agreement shall not constitute an agreement for the sale, assignment, transfer, conveyance or delivery of such Purchased Asset; provided, however, that nothing in this Section 6.2.2 shall be deemed to waive Purchaser’s rights not to consummate the Transactions contemplated by this Agreement if the conditions to its obligations set forth in ARTICLE 7 have not been satisfied. In the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any Purchased Asset (regardless of whether such Closing occurs as a result of Purchaser waiving its obligations set forth in ARTICLE 7 or otherwise), then following the Closing, Seller shall use its commercially reasonable efforts to obtain all necessary approvals, consents and waivers to the assignment and transfer thereof, and Purchaser shall use its commercially reasonable efforts to assist and cooperate with Seller in connection therewith; provided, that until any such approval, consent or waiver is obtained and the related Purchased Asset is transferred and assigned to Purchaser or Purchaser’s designee, Seller shall use its commercially reasonable efforts to provide to Purchaser substantially comparable benefits thereof and enforce, at the request of and for the account of Purchaser, any rights of Seller arising under any such Purchased Asset against any Person; and provided further, to the extent that Purchaser is provided with benefits of any such Purchased Asset, Purchaser shall perform the obligations of Seller thereunder. It is understood and agreed that, in the event of Seller’s or an Affiliate’s inability to assign or transfer a Purchased Contract identified on Section 2.1.1(a) of the Seller Disclosure Schedule, Seller or the applicable Affiliate shall remain responsible for completion of the applicable Purchased Contract as Purchaser’s agent, and at Purchaser’s sole expense as described in the Transition Services Agreement. Once authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such Purchased Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Seller shall assign, transfer, convey and deliver such Purchased Asset to Purchaser at no additional cost to Purchaser.

6.3    Publicity No public announcement related to this Agreement or the Transactions contemplated herein will be issued without the joint approval of Seller and Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed, except in any public disclosure which either Seller or Purchaser, in its good faith judgment, believes is required by applicable Law or by any stock exchange on which its securities or those of its Affiliates are listed. If either Party, in its good faith judgment, believes such disclosure is required, such Party will use its commercially reasonable efforts to consult with the other Party and its Representatives, and to consider in good faith any revisions proposed by the other Party or its Representatives, as applicable, prior to making (or prior to any of its Affiliates making) such disclosure, and shall limit such disclosure to only that information which is legally required to be disclosed. Notwithstanding the foregoing, the Parties shall be permitted to issue a press release announcing the execution of this Agreement and the Transactions contemplated hereby, substantially in the form of Exhibit K attached hereto, following the execution of this Agreement and, to the extent required pursuant to U.S. securities laws and the rules and regulations promulgated thereunder, shall be permitted to include descriptions and copies of this Agreement in their respective filings with the SEC. Nothing herein shall prohibit a Party to issue a press release that includes information that was previously made public without such Party’s violation of this Section 6.3.

6.4    Confidentiality.

6.4.1    Prior to the Closing, all Confidential Information provided by one Party (or its Representatives) (collectively, the “Disclosing Party” with respect to such information) to the other Party (or its Representatives) (collectively, the “Receiving Party” with respect to such information) shall be subject to and treated in accordance with the terms of the Confidentiality Agreement. As used in this Section 6.4, “Confidential Information” means, as to a Party (a) all information disclosed by such Party (or its Representatives) to the Receiving Party in connection with this Agreement or any Ancillary Agreement, including all information with respect to the Disclosing Party’s licensors, licensees or Affiliates; (b) all information disclosed to the Receiving Party by the Disclosing Party under the Confidentiality Agreement; and (c) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting the information in the preceding clause (a) or (b). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by competent written documentation:

(a)        was already known to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)        was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement or the Confidentiality Agreement or through any act or omission of a Third Party under an obligation to the Disclosing Party; or

(d)    is subsequently disclosed to the Receiving Party by a Third Party without obligations of confidentiality with respect thereto.

6.4.2    From and after the Closing, (a) all Confidential Information obtained by Seller (or its Representatives) from Purchaser (or its Representatives); and (b) all Confidential Information to the extent relating primarily to the Product Business, the Purchased Assets or the Assumed Liabilities ((a) and (b), collectively, the “Purchaser Confidential Information”) shall be deemed to be Confidential Information disclosed by Purchaser to Seller for purposes of this Section 6.4 and shall be used by Seller solely as required to (i) perform its obligations or exercise or enforce its rights under this Agreement or any Ancillary Agreement; or (ii) comply with applicable Law (each of (i) and (ii), a “Seller Permitted Purpose”), and for no other purpose. For a period of ten (10) years after the Closing Date, Seller shall not disclose, or permit the disclosure of, any of Purchaser Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with any Seller Permitted Purpose and Seller shall not use Purchaser Confidential Information except in connection with Seller Permitted Purpose. Seller shall treat, and will cause its Affiliates and the Representatives of Seller or any of its Affiliates to treat, Purchaser Confidential Information as confidential, using the same degree of care as Seller normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

6.4.3    All Confidential Information obtained by Purchaser (or its Representatives) from Seller (or its Representatives) other than Purchaser Confidential Information (the “Seller Confidential Information”) shall be used by Purchaser solely as required to (a) perform its obligations or exercise or enforce its rights under this Agreement or any Ancillary Agreement; or (b) comply with applicable Law (each of (a) and (b), a “Purchaser Permitted Purpose”), and for no other purpose. For a period of ten (10) years after the Closing Date, Purchaser shall not disclose, or permit the disclosure of, any of Seller Confidential Information to any Person except to its employees and consultants under a duty of confidentiality or to Persons to whom such disclosure is necessary in connection with a Purchaser Permitted Purpose and Purchaser shall not use, or permit the use of, Seller Confidential Information, except in connection with a Purchaser Permitted Purpose or other internal business purpose. Purchaser shall treat, and will cause its Affiliates and the Representatives of Purchaser or any of its Affiliates to treat, Seller Confidential Information as confidential, using the same degree of care as Purchaser normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

6.4.4    In the event either Party is requested pursuant to, or required by, applicable Law to disclose any of the other Party’s Confidential Information (i.e., Seller Confidential Information or Purchaser Confidential Information, as applicable), it will notify the other Party in a timely manner so that such Party may seek a protective order or other appropriate remedy or, in such Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. Each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Party requested or required to disclose such Confidential Information may furnish it as requested or required pursuant to applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided, that such Party furnishes only that portion of the Confidential Information which such Party is advised by an opinion of its counsel is legally required, and if confidential treatment is available such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

6.4.5    Nothing in this Section 6.4 shall be construed as preventing or in any way inhibiting either Party from complying with applicable Law governing activities and obligations undertaken pursuant to this Agreement or any Ancillary Agreement in any manner which it reasonably deems appropriate. Either Party may disclose information relating to this Agreement to the SEC or any securities exchange or any Governmental Authority if required by applicable Law, provided, that the Disclosing Party shall: (a) unless prohibited by applicable Law, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure; (b) if requested by such other Party, seek, or cooperate with such Party’s efforts to obtain, confidential treatment or a protective order with respect to any such disclosure to the extent available at the Disclosing Party’s expense; and (c) take into consideration the comments of such other Party in any such disclosure or request for confidential treatment or protective order; provided, however, that a Party shall not be required to provide any notice to the other Party with respect to any disclosure in any securities filings (including 10-K filings and 10-Q filings) that discloses information that has been previously disclosed in an earlier filing or press release or that reports aggregate financial results related to this Agreement.

6.5    FDA Letters. As soon as practicable after the Closing, but in any event no later than three (3) Business Days following the Closing Date, Purchaser and Seller shall file Purchaser FDA Letters and Seller FDA Letters, respectively, with the FDA (in accordance with 21 C.F.R. § 314.72) providing notification of the transfer to Purchaser effective as of the Closing Date of the Purchased Regulatory Approvals; provided, that Purchaser’s obligation shall be conditioned on it receiving from Seller not less than three (3) Business Days prior to the Closing Date the complete regulatory file Controlled by Seller for all the relevant INDs and NDAs.

6.6     Regulatory Responsibilities.

6.6.1    From and after the Closing, subject to the terms of the Transition Services Agreement and except as required by a Party to comply with applicable Law or to exercise its rights and obligations hereunder or under any other Ancillary Agreement, Purchaser shall have the sole right and responsibility for preparing, obtaining and maintaining all Regulatory Approvals necessary for the Product Business, and for conducting communications with Governmental Authorities of competent jurisdiction, for Seller Products. Without limitation of the foregoing, promptly following the Closing, Purchaser shall obtain such FDA approvals as are necessary for Purchaser’s own Product labeling and shall comply with such FDA approvals upon receipt thereof.

6.6.2    Subject to the terms of the Transition Services Agreement from and after the Closing, Seller shall support Purchaser, as may be reasonably necessary and practicable, at Purchaser’s cost and expense, in preparing, obtaining and maintaining all Regulatory Approvals for the Seller Products, including providing necessary documents or other materials required by applicable Law for Purchaser to obtain or maintain such Regulatory Approvals, in each case, in accordance with the terms and conditions of this Agreement.

6.6.3    Except to the extent otherwise provided in the Transition Services Agreement, from and after the Closing, Seller shall provide Purchaser with (i) copies of all written or electronic correspondence relating to any Seller Product received by Seller, its Affiliates, licensees, sublicensees or distributors from, or submitted by Seller, its Affiliates, licensees, sublicensees or distributors to, Regulatory Authorities; and (ii) copies of all meeting minutes and other similar summaries of all meetings, conferences and discussions held by Seller with Regulatory Authorities to the extent relating to any Seller Product, including copies of all contact reports produced by Seller and its Affiliates, licensees, sublicensees and distributors, in each case ((i) and (ii)), within ten (10) Business Days after Seller’s receipt, submission or production of the foregoing, as applicable. To the extent applicable, Seller shall provide Purchaser a draft of any written response thereto reasonably in advance (in light of the prevailing circumstances) of submitting such response to the applicable Regulatory Authorities.

6.7    Pharmacovigilance Obligations. After the Closing, Seller shall promptly provide Purchaser an electronic copy of the CIOMS I form for all legacy data of Adverse Events with respect to any Seller Product that is within Seller’s (or its Affiliate’s, as appropriate) possession, for inclusion in Purchaser’s safety database for the Product. After the Closing, Purchaser shall have all responsibility for required reporting of Adverse Events with respect to Seller Products.

6.8    Medical and Other Inquiries. Except to the extent otherwise provided in the Transition Services Agreement, from and after the Closing Date, Purchaser or its designee (a) shall be responsible for, and shall handle and respond to, all customer complaints and inquiries (including medical and non-medical inquiries) related to any Seller Product used, marketed, distributed or sold; and (b) shall be responsible for, and shall conduct, all correspondence and communication with physicians and other health care professionals relating to Seller Products. Purchaser shall keep such records and make such reports as shall be reasonably necessary to document such communications in compliance with applicable Law.

6.9    Commercialization. From and after the Closing Date, (a) Purchaser, at its own cost and expense, shall be responsible for and have sole discretion over the commercialization, marketing strategy, promotion, distribution and sale of Seller Products and shall independently determine and set prices for Seller Products, including the selling price, volume discounts, Rebates, chargeback claims, and similar matters; (b) Purchaser shall be responsible, at its own cost and expense, for all marketing, advertising and promotional materials related to Seller Products; and (c) Purchaser or its Affiliates shall be responsible for receiving and processing all orders, undertaking all invoicing, collection and receivables, and providing all customer service related to the sale of Seller Products.

6.10    Returned Products, Chargebacks, Rebates, Health Care Reform Fees and Coupons. The Parties shall comply with all applicable terms and conditions of the Transition Services Agreement, which shall, at a minimum, address respective rights, obligations and payment issues pertaining to the transition of NDC numbers, returned products, Rebate payments, chargeback claims, Health Care Reform Fees, coupons and vouchers, and government program price reporting issues.

6.11     Certain Tax Matters.

6.11.1     Transfer Taxes and Apportioned Obligations.

(a)        All sales, use, goods and services, value added, excise, and other Taxes (but excluding any Taxes based on or attributable to income for capital gains), duties or charges of a similar nature imposed by any Governmental Authority, or other taxing authority in connection with the transfer of the Purchased Assets or Product Business to Purchaser (collectively, “Transfer Taxes”) shall be borne [***]. The Party responsible for filing any Tax Return relating to any Transfer Tax shall prepare and file such Tax Return at its expense, provided, that such Party shall deliver a copy of such Tax Return to the other Party at least [***] prior to the due date for such Tax Return and such other Party shall deliver to the Party that prepared such Tax Return such other Party’s [***] share of the Transfer Tax due in connection with filing such Tax Return at least [***] prior to such due date. Each of Seller and Purchaser shall take any action reasonably requested by the other Party in connection with preparing and filing any Tax Return relating to any Transfer Tax, and shall use commercially reasonable efforts to minimize obligations relating to Transfer Taxes as a result of the Transactions contemplated by this Agreement.

(b)        All personal property and similar ad valorem obligations levied with respect to the Purchased Assets for a Straddle Period (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Purchaser based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

(c)        Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. With respect to the Apportioned Obligations, the paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 6.11.1(b). Upon payment of any such Apportioned Obligation, the paying Party shall present a statement to

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the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 6.11.1(b) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement promptly but in no event later than [***] after the presentation of such statement.

6.11.2 Cooperation and Exchange of Information. Each of Seller and Purchaser shall (a) provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to Liability for Taxes in connection with the Product Business or the Purchased Assets; (b) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination; and (c) inform the other of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

6.11.3 Survival of Covenants. The covenants contained in this Section 6.11 shall survive until the expiration of the applicable statute of limitations (including extensions thereof).

6.12    Accounts Receivable and Payable.

6.12.1 Accounts Receivable. The Parties acknowledge and agree that all Accounts Receivable outstanding on the Closing Date shall remain the property of Seller or its Affiliates and shall be collected by Seller or its Affiliates subsequent to the Closing. In the event that, subsequent to the Closing, Purchaser or an Affiliate of Purchaser receives any payments from any obligor with respect to an Account Receivable, then Purchaser shall, within thirty (30) days of receipt of such payment, remit the full amount of such payment to Seller. In the case of the receipt by Purchaser of any payment from any obligor of both Seller and Purchaser then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Purchaser with the excess, if any, remitted to Seller. In the event that, subsequent to the Closing, Seller or any of its Affiliates receives any payments from any obligor with respect to an account receivable of Purchaser for any period after the Closing Date, then Seller shall, within thirty (30) days of receipt of such payment, remit the full amount of such payment to Purchaser. In the case of the receipt by Seller of any payment from any obligor of both Seller and Purchaser then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Seller with the excess, if any, remitted to Purchaser.

6.12.2 Accounts Payable. In the event that, subsequent to the Closing, Purchaser or an Affiliate of Purchaser receives any invoices from any Third Party with respect to any account payable or other Liability of the Product Business that constitutes an

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Excluded Liability, then Purchaser shall, within thirty (30) days of receipt of such invoice, provide such invoice to Seller. In the event that, subsequent to the Closing, Seller or any of its Affiliates receives any invoices from any Third Party with respect to any account payable of Purchaser or any of its Affiliates for any period after the Closing that constitutes an Assumed Liability, then Seller shall, within thirty (30) days of receipt of such invoice, provide such invoice to Purchaser.

6.12.3 In the event of a conflict or ambiguity between this Section 6.12 and any applicable section of the Transition Services Agreement, the Transition Services Agreement shall control.

6.13    Net Sales Reports; Audit Rights. Until Purchaser has satisfied its reporting obligations set forth in this Section 6.13 with respect to the Reporting Period, Purchaser shall provide Seller with reasonably detailed quarterly and annual reports, not later than [***] after the end of each Calendar Quarter and not later than [***] after the end of each Calendar Year, of the aggregate gross sales of Seller Products and Net Sales for such Calendar Quarter or Calendar Year, as applicable (collectively, the “Net Sales Reports”). All Net Sales Reports shall include separate line items for gross sales and Net Sales of each SKU of the Product or Third Generation Product, in each case, as applicable. Purchaser shall, and shall cause its Affiliates, licensees and sublicensees engaged in the Exploitation of any Seller Product to keep and maintain Milestone Information until the third (3rd) year following the end of the Calendar Year to which such Milestone Information relates. Purchaser shall, at the request of Seller, permit a nationally recognized registered independent auditor in the United States selected by Seller and reasonably acceptable to Purchaser (the “Independent Auditor”) to review during ordinary business hours and upon no less than [***] prior written notice, but on no more than [***] per calendar year, such books and records as may be necessary to determine the accuracy of any Net Sales Report. The Independent Auditor shall be bound by a confidentiality agreement, in a form reasonably acceptable to Purchaser, to keep all information acquired from Purchaser confidential, and shall be permitted to disclose to Seller only whether any Net Sales Report was accurate and the amount, if any, owed to or by Seller under Section 2.3.2. The Independent Auditor shall send a copy of its written reports to Purchaser at the same time such reports are sent to Seller, and the findings of the Independent Auditor in such report shall be binding on the Parties for all purposes. Seller shall be responsible for the fees and expenses of the Independent Auditor; provided, however, that Purchaser shall reimburse Seller in full for all such costs and expenses of the Independent Auditor if the Independent Auditor determines that a Milestone Payment was not paid pursuant to Section 2.3.2. Purchase shall promptly make any payments necessary to Seller to correct any failure to make a Milestone Payment when due and payable, which payments shall include interest on any unpaid amounts calculated at a rate per annum equal to the lesser of the prime rate of interest plus five percent (5%), as reported by New York edition of The Wall Street Journal on the last Business Day of the applicable Calendar Quarter, or the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after the date such payments are due.

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6.14    Exclusivity. During the sixty (60) months following the Closing Date, Seller covenants and agrees that it shall not, and it shall cause its Affiliates not to develop, market or sell single entity, extended release hydrocodone (a “Competitive Activity”); provided, however, that it shall not be deemed to be a violation of this Section 6.14 for Seller to, directly or indirectly: (a) invest in or own any non-voting or non-convertible debt securities or other debt obligations of any Person; (b) make any equity investments in publicly-traded companies that may compete with the Product Business, (provided, that such investments are passive in nature and do not exceed five percent (5%) of the outstanding voting power of such public companies); (c) own any interests in any Person through any means “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including multiemployer plans within the meaning of Section 3(37) of ERISA; or (d) acquire (by purchase of stock or assets, merger or otherwise) any Person; provided, however, that Seller or its Affiliates, as applicable, promptly divest that portion of such Person that engages in the Competitive Activity within twelve (12) months after the acquisition of such Person or Seller or its Affiliates, as applicable, cease to engage in the Competitive Activity within twelve (12) months. In addition, if Seller or any of its Affiliates are acquired by or merged with a Third Party that engages in the Competitive Activity at the time of such acquisition or merger, such Third Party and its other Affiliates will not have any obligations under this Section 6.14. The Parties recognize that the Laws and public policies of the various states of the United States and other jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 6.14. It is the intention of the Parties that a determination by a jurisdiction that one or more provisions of this Section 6.14 is invalid or unenforceable shall not render unenforceable, or impair, the remainder of the provisions of this Section 6.14. Accordingly, if any provision of this Section 6.14 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction, and Section 10.8 shall apply to substitute a valid and enforceable provision thereof.

6.15    Exchange Act Filings. Seller shall, at its sole cost and expense, deliver to Purchaser, as soon as practicable after the Closing but no later than forty-five (45) days thereafter, such financial information requested by Purchaser to enable it to satisfy its SEC disclosure obligations under Regulation S-X and the Exchange Act including, but not limited to, “abbreviated carve-out financial statements” (as provided for in Staff Accounting Bulletin Topic 1.B and Sections 7200, 7400 and 2065.4-6 of the SEC Financial and Reporting Manual) relating to the Product for each of the three (3) years ended December 31, 2014, 2013 and 2012 and for any additional interim period as required, with a report thereon (with no exception or qualification) of Ernst & Young LLP or other reputable independent certified accountants selected by Seller (the “Auditors”), including in each case the notes thereto (the “Audited Financial Statements”). Seller also hereby agrees to consent to the inclusion of such financial statements or information obtained by Purchaser pursuant to this Section 6.15, by or at the request of Purchaser, in any filings by Purchaser with the SEC or any other securities regulatory authority or exchange. Seller further agrees that it will use, as applicable, commercially reasonable efforts to cause the Auditors to provide to Purchaser (or Purchaser’s successor) (a) the Auditors’ consent to the inclusion of any such financial statements or the information contained therein in any filings by or on behalf of Purchaser (or Purchaser’s successor); and (b) comfort letters, consents for use of their reports and any other pertinent financial or other information or documents as reasonably requested by Purchaser, in each case in connection with Purchaser’s SEC filings and at the sole expense of Purchaser.

6.16    Release of Encumbrances. On or prior to the Closing, Seller shall (a) take all actions necessary to extinguish or cause to be extinguished, as the case may be, all Encumbrances on the Purchased Assets and the Purchased Product Inventory, excluding Permitted Encumbrances, but including all Encumbrances on the Purchased Assets and the Purchased Product Inventory arising in connection with any debt financing, in each case on terms reasonably satisfactory to Purchaser; and (b) file in the appropriate jurisdictions termination statements of Uniform Commercial Code financing statements (or equivalent filings in jurisdictions outside the United States) that have been filed by the holders of such Encumbrances with respect to Seller or any of the Purchased Assets or the Purchased Product Inventory, to Purchaser’s reasonable satisfaction. In the event that, after the Closing, any such lienholder asserts any Encumbrance or security interest in the Purchased Assets or the Purchased Product Inventory, Seller shall, upon written request from Purchasers, take all actions necessary to obtain a release from such lienholder of all such Encumbrances or security interests.

6.17    Diligent Efforts.

6.17.1 Purchaser agrees and covenants, for itself and its Affiliates, that Purchaser shall use, and shall cause its Affiliates to use, Commercially Reasonable Efforts to (i) conduct the Development Plan; (ii) file an NDA for the Third Generation Product; and (iii) Exploit the Seller Products. Without limiting the foregoing, Purchaser shall have the right to amend the Development Plan from time to time based on the results of studies conducted with the Third Generation Product and commercial, scientific and regulatory considerations.

6.17.2 Seller acknowledges and agrees that except to the extent set forth in Section 6.17.1 (i) Purchaser and its Affiliates shall have the right to operate their respective businesses, including the Product Business and the sale of the Seller Products, in their sole discretion; (ii) the achievement of the Milestone Payments contemplated herein is speculative and is subject to numerous factors outside the control of Purchaser and its Affiliates; (iii) as a result, there is no assurance that Seller will receive any Milestone Payment and neither Purchaser nor its Affiliates has promised or projected payment of any Milestone Payment; (iv) neither Purchaser nor its Affiliates owe a fiduciary duty or express or implied duty to Seller other than to pay Milestone Payments in accordance with the express terms of this Agreement; and (v) the contingent right of Seller to receive any Milestone Payment is not an investment in Purchaser or its Affiliates. Notwithstanding the foregoing, neither Purchaser nor any Affiliate thereof will take or omit to take any action if the primary purpose of such action or omission is to reduce or eliminate any payment obligation of Purchaser pursuant to Section 2.3.2.

6.18    Financing Cooperation. Prior to the Closing, Seller shall use commercially reasonable efforts, and shall cause its Affiliates and its and their Representatives to use commercially reasonable efforts, to provide Purchaser with all cooperation reasonably requested by Purchaser in connection obtaining the Financing, including but not limited to (a) participation by Seller’s officers in a reasonable number of meetings (including one-on-one), due diligence sessions and similar activities, in each case at such times as coordinated reasonably in advance thereof; and (b) obtaining reasonable access to Seller’s accountants; provided, however, that nothing herein shall require (i) such cooperation to the extent that it would interfere materially and unreasonably with the business and operations of Seller; or (ii) the taking of any action that would conflict with or violate the certificate of incorporation or bylaws of Seller or any applicable Law. Nothing in this Section 6.18 shall require Seller to (a) bear any out-of-pocket cost or expense that is not reimbursed pursuant to this Section 6.18 or pay any fee in connection with Financing; (b) incur any liability (or cause their respective directors, officers or employees to incur any liability) under the Financing; or (c) enter into any definitive agreement or commitment. Furthermore, Purchaser shall, promptly upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses incurred by Seller and its representatives in connection with their respective obligations pursuant to this Section 6.18. Purchaser shall indemnify and hold harmless Seller, its Affiliates and its representatives (collectively, the “Financing Indemnitees”) from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith (other than any information provided in writing specifically for use by or on behalf of Seller), in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or breach of this Agreement by a Financing Indemnitee (the obligations in this sentence, the “Financing Cooperation Indemnity”). The obligations of Purchaser in the foregoing sentence shall survive the Closing and any termination of this Agreement.

ARTICLE 7

CONDITIONS PRECEDENT

7.1    Conditions to Obligations of Purchaser and Seller. The obligations of Purchaser and Seller to complete the Transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

7.1.1  No Adverse Law; No Injunction. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the Transactions contemplated by this Agreement or the Ancillary Agreements, and no order by any Governmental Authority restraining, enjoining or otherwise preventing the consummation of the Transactions contemplated hereby shall be in effect.

7.1.2  Governmental Approvals. All required consents of, notifications to and filings with any Governmental Authority shall have been made and any waiting periods or required approvals applicable to the Transactions contemplated hereby pursuant to any applicable Law shall have expired or been terminated or been granted, including any applicable waiting period or approvals under the HSR Act.

7.1.3  Litigation.

(a)    There shall not be pending or threatened Litigation by a Governmental Authority, and neither Purchaser nor Seller shall have received any written communication from any Governmental in which such Governmental Authority indicates that it intends to commence any Litigation or take any other action (a) challenging or seeking to restrain or prohibit any of the Transactions; (b) that will have, or would be reasonably likely to have, the effect of preventing, delaying or making illegal any of the Transactions; (c) seeking to prohibit or limit the ownership or operation by Purchaser or any of its Subsidiaries of any material portion of the business or assets of Purchaser (including the Product Business), or any of its Subsidiaries, or to compel Purchaser, or any of its Subsidiaries to dispose of or hold separate any material portion of the business or assets of Purchaser (including the Product Business), Seller or any of their respective Subsidiaries, in each case as a result of the Transactions; (d) seeking to impose limitations on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, the Purchased Assets; or (e) seeking to prohibit Purchaser or any of its Subsidiaries from effectively controlling in any material respect the Product Business.

(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or order (whether temporary, preliminary or permanent) that has the effect of making the Transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such Transactions contemplated by this Agreement.

7.2    Conditions to Obligations of Purchaser. The obligation of Purchaser to complete the Transactions contemplated by this Agreement is subject to the satisfaction or waiver by Purchaser at or prior to the Closing of the following additional conditions:

7.2.1    Representations and Warranties. Each of (a) the representations and warranties of Seller set forth in this Agreement in Section 3.1 (Entity Status), Section 3.2 (Authority), Section 3.4 (No Broker), Section 3.6 (Title to Purchased Assets) and Section 3.15 (Sufficiency of Assets) (collectively, the “Seller Fundamental Representations”), disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or other materiality qualifications, shall each be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified)); and (b) and all other representations and warranties of Seller, disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or other materiality qualifications, shall each be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified), except where the failure of any representation and warranty in this clause (b) to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

7.2.2   Covenants. Seller shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date;

7.2.3   No Material Adverse Effect. Since the Execution Date, no Material Adverse Effect shall have occurred; and

7.2.4   Closing Deliveries. Seller shall have delivered to Purchaser each of the items listed in Section 2.5.2(a).

7.3     Conditions to Obligations of Seller. The obligation of Seller to complete the Transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller at or prior to the Closing of the following additional conditions:

7.3.1   Representations and Warranties. Each of (a) the representations and warranties of Purchaser set forth in this Agreement in Section 4.1 (Corporate Status), Section 4.2 (Authority), and Section 4.4 (No Broker), (collectively, the “Purchaser Fundamental Representations”), disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect or other materiality qualifications, shall each be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified)); and (b) and all other representations and warranties of Purchaser, disregarding all qualifications and exceptions contained therein relating to materiality or other materiality qualifications, shall each be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified), except where the failure of any representation and warranty in this clause (b) to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to result in a Purchaser Material Adverse Effect.

7.3.2   Covenants. Purchaser shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date; and

7.3.3   Closing Deliveries. Purchaser shall have delivered to Seller each of the items listed in Section 2.5.2(b).

7.4     Frustration of Closing Conditions. With respect to the condition to Purchaser’s and Seller’s respective obligations to consummate the Transactions contemplated by this Agreement as provided hereunder and each Party’s right to terminate this Agreement as provided in Section 9.1, neither Purchaser nor Seller may rely on the failure of any condition set forth in this ARTICLE 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the condition to be satisfied to the extent required by Section 5.4.

ARTICLE 8

INDEMNIFICATION

8.1     Survival.

8.1.1   Survival of Representations and Warranties. The representations and warranties of Purchaser and Seller contained herein and any other certificate or document delivered pursuant to this Agreement or any Transaction Document shall survive the Closing Date and shall expire on the applicable Expiration Date as set forth in Section 8.1.3.

8.1.2   Survival of Covenants. The covenants and agreements of the Parties hereto contained in this Agreement shall survive the Closing Date and remain in full force for the applicable periods described therein or, if no such period is specified, until fully performed.

8.1.3   Claims Period. Any claim for indemnification by a Party under this ARTICLE 8 shall be made by giving an Indemnification Certificate or Claim Notice, as applicable, of a good faith claim to the other Party in accordance with Section 8.4 on or before the applicable Expiration Date, or the claim under this ARTICLE 8 shall be invalid. For purposes of this Agreement, “Expiration Date” means:

(a)     the twelve (12) month anniversary of the Closing Date for claims for indemnification based on a breach of a representation or warranty; provided, however, for claims for indemnification based on a breach of Seller Fundamental Representations or Purchaser Fundamental Representations, “Expiration Date” shall mean the date that the applicable statute of limitations (including any extensions thereof) expires with respect to such claim;

(b)     for claims for indemnification based on a breach of a covenant which by its terms contemplates performance after the Closing Date but expires on a date certain, such date certain;

(c)     for claims for indemnification based on a breach of a covenant which by its terms contemplates performance after the Closing Date but does not expire on a date certain, the date that the applicable statute of limitations (including any extensions thereof) expires with respect to such claim; and

(d)     for claims to indemnify an Indemnified Party pursuant to Sections 8.3.1(c), 8.3.1(d), 8.3.1(e), 8.3.1(f), 8.3.2(c), 8.3.2(d), or 8.3.2(e), the date that the applicable statute of limitations (including any extensions thereof) expires with respect to such claim.

8.2   Effect of Investigation, Knowledge or Waiver. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired by the Party seeking indemnification), at any time (including as a result of any notices delivered pursuant to Section 10.2), whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations. The Parties acknowledge and agree that with respect to the right to indemnification, reimbursement, or other remedy based on a breach of a representation or warranty, the Party seeking indemnification shall not have any obligation to prove reliance upon such representation or warranty.

8.3     Indemnification.

8.3.1   Indemnification by Seller. Following the Closing, but subject to the provisions of this ARTICLE 8, Seller shall indemnify, defend and hold harmless Purchaser and its Representatives (collectively, “Purchaser Indemnitees”) from and against, and shall compensate and reimburse each of Purchaser Indemnitees for, any and all Losses suffered or incurred by any Purchaser Indemnitee or to which any Purchaser Indemnitee may otherwise become subject arising out of or related to:

(a)     any inaccuracy in or breach by Seller of any of the representations or warranties made by Seller: (i) in this Agreement; or (ii) in any certificate delivered on behalf of Seller pursuant to Section 2.5.2(a)(ii) (in each case of the foregoing clauses (i) and (ii), without giving effect to any “material”, “in all material respects”, and “Material Adverse Effect” qualification limiting the scope of such representation or warranty, but solely for purposes of determining the amount of Losses and not for purposes of determining whether a breach has occurred);

(b)     any failure of Seller to perform or any breach by Seller of any of its covenants, agreements or obligations contained in this Agreement;

(c)     any Excluded Liability;

(d)     any failure of Seller to comply with any applicable bulk sales statute in connection with the Transactions contemplated hereby;

(e)     any of the matters described on Section 8.3.1(e) of the Seller Disclosure Schedule (a “Designated Action”); or

(f)     any failure of Seller to pay Transfer Taxes or Apportioned Obligations allocated to Seller under Section 6.11.1;

provided, however, that Seller shall not be required to indemnify any Purchaser Indemnitee to the extent that such Losses arise out of or result from (i) the gross negligence, recklessness or willful misconduct of any Purchaser Indemnitee; or (ii) any claim for Losses that is indemnifiable by Purchaser under Section 8.3.2.

8.3.2   Indemnification by Purchaser. Following the Closing, but subject to the provisions of this ARTICLE 8, Purchaser shall indemnify and hold harmless Seller and its Representatives (collectively, “Seller Indemnitees”) from and against and shall compensate and reimburse each of Seller Indemnitees for, any and all Losses suffered or incurred by any Seller Indemnitee or to which any Seller Indemnitee may otherwise become subject arising out of or related to:

(a)     any inaccuracy in or breach by Purchaser of any of the representations or warranties made by Purchaser: (i) in this Agreement or (ii) in any certificate delivered on behalf of Purchaser pursuant to Section 2.5.2(b)(iii) (in each case of the foregoing clauses (i) and (ii), without giving effect to any “material”, “in all material respects”, and “Purchaser Material Adverse Effect” qualification limiting the scope of such representation or warranty, but solely for purposes of determining the amount of Losses and not for purposes of determining whether a breach or inaccuracy has occurred);

(b)     any failure of Purchaser to perform or any breach by Purchaser of any of its covenants, agreements or obligations contained in this Agreement;

(c)     any Assumed Liability;

(d)     any Product sold by or on behalf of Purchaser or any of its Affiliates on or after the Closing Date; or

(e)     any failure of Purchaser to pay Transfer Taxes or Apportioned Obligations allocated to Purchaser under Section 6.11.1;

provided, however, that Purchaser shall not be required to indemnify any Seller Indemnitee to the extent that such Losses arise out of or result from (i) the gross negligence, recklessness or willful misconduct of any Seller Indemnitee; or (ii) any claim for Losses that is indemnifiable by Seller under Section 8.3.1.

8.4     Claim Procedure.

8.4.1     Indemnification Claim Procedure. Except as provided in Section 8.4.2 with respect to Third Party claims, in the event of a claim made by a Purchaser Indemnitee or a Seller Indemnitee (the “Indemnified Party”), the Indemnified Party shall give reasonably prompt written notice to the other Party (the “Indemnifying Party”), which notice (an “Indemnification Certificate”) shall: (a) state that the Indemnified Party has paid or properly accrued or in good faith anticipates that it will have to pay or accrue Losses that are subject to indemnification by the Indemnifying Party pursuant to Section 8.3.1 or Section 8.3.2, as applicable; and (b) specify in reasonable detail the facts and circumstances supporting the Indemnified Party’s claim for indemnification (to the extent known) and contain a non-binding preliminary, good faith estimate of the amount to which the Indemnified Party claims to be entitled (to the extent known); provided, however, that the failure to give reasonably prompt notice shall not relieve the applicable Indemnifying

Party of its indemnification obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by any delay in receiving such notice. In the event that the Indemnifying Party agrees to or is determined to have an obligation to indemnify or reimburse the Indemnified Party for Losses as provided in this ARTICLE 8, the Indemnifying Party shall, subject to the provisions of this Section 8.4.1, promptly (but in any event, within thirty (30) days of receipt of the Indemnification Certificate) pay such amount to the Indemnified Party by wire transfer of immediately available funds to the account specified in writing by the Indemnified Party. If the Indemnifying Party objects to all or a portion of the Indemnified Party’s claim made in the Indemnification Certificate, the Indemnifying Party will notify the Indemnified Party of such objection by delivering a written statement (the “Objection Notice”) to the Indemnifying Party within sixty (60) days following receipt of the Indemnification Certificate (the “Response Period”). The Objection Notice shall indicate whether the Indemnifying Party objects to all or only a portion of the claim specified in the Indemnification Certificate and shall specify in reasonable detail the facts and circumstances supporting the Indemnifying Party’s basis and reasons for such objection. An Indemnifying Party’s failure to deliver an Objection Notice in accordance with the provisions of this Section 8.4.1 within the Response Period to any claim set forth in an Indemnification Certificate shall be deemed to be the Indemnifying Party’s acceptance of, and waiver of any objections to, such claim and the Indemnifying Party shall be deemed to have agreed that an amount equal to the full claimed amount specified in the Indemnification Certificate is owed to the Indemnified Party. If the Indemnifying Party in its Objection Notice objects only to a portion of the claim set forth in the Indemnification Certificate (the amount of Losses claimed in the Indemnification Certificate to which the Indemnifying Party does not object shall be referred to herein as the “Agreed Amount”), then such Indemnifying Party shall, within ten (10) Business Days following the delivery of such Objection Notice pay the Agreed Amount to the Indemnified Party. If an Indemnifying Party shall provide Objection Notice in accordance with the provisions of this Section 8.4.1, the Indemnifying Party and the Indemnified Party shall attempt in good faith for a period of twenty (20) days following the Indemnified Party’s receipt of the Objection Notice to agree upon the rights of the respective parties with respect to each of such claims. If no such agreement can be reached after such twenty (20)-day period of good faith negotiation, either the Indemnifying Party or the Indemnified Party may initiate Litigation for purposes of having the matter settled in accordance with the terms of this Agreement.

8.4.2     Third Party Claim Procedure. In the event an Indemnified Party becomes aware of a claim made by a Third Party (including any action or proceeding commenced or threatened to be commenced by any Third Party) that such Indemnified Party in good faith believes may result in an indemnification claim pursuant to Section 8.3, such Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving written notice of such claim) notify the Indemnifying Party in writing of such claim (such notice, the “Claim Notice”). The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the Third Party making such claim and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such claim and the amount of the claimed damages; provided, however, that no delay or failure on the part the Indemnified Party in delivering a Claim Notice shall relieve the applicable Indemnifying Party of its indemnification obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by any delay in receiving such notice. Within thirty (30) days after receipt of any Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of the claim referred to therein at the Indemnifying Party’s sole cost and expense (which shall be subject to Section 8.5) with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (A) the Indemnifying Party shall not be entitled to assume control of such defense if (i) such claim is subject to the Cap and could, when aggregated with all other potential claims subject to the Cap, reasonably be expected to give rise to Losses which exceed the Cap; (ii) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; exists of a conflict of interest between Seller, on the one hand, and Purchaser, on the other; (iii) the claim seeks an injunction or equitable relief against the Indemnified Party; or (iv) the claim does not seek only monetary damages and the Indemnified Party’s counsel reasonably believes an adverse determination with respect to the Litigation giving rise to such claim for indemnification would be detrimental to or materially injure the reputation or future business prospects of Indemnified Party; and (B) Seller shall not be entitled to assume control of such defense of claims related to a Designated Action. The assumption of the defense of a Third Party claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnified Party from and against the Third Party claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all Losses incurred by the Indemnifying Party in its defense of the Third Party claim with respect to such Indemnified Party. For the avoidance of doubt, reasonable fees (including costs and expenses in connection with investigations, suits and proceedings, expert fees, accounting fees, advisory fees and legal fees) incurred by an Indemnified Party in defending a Third Party claim shall constitute Losses for purposes of this this ARTICLE 8; provided, however, in the event the Indemnifying Party actually assumes the conduct and control of such claim, only the reasonable fees incurred prior to the Indemnifying Party’s assumption of such defense shall constitute Losses unless otherwise provided for herein.

8.4.3     If the Indemnifying Party does not so assume control of the defense of such claim, the Indemnified Party shall control the defense of such claim. The Party not controlling the defense of such claim (the “Non-Controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of the defense of such claim and the Indemnifying Party and the Indemnified Party have materially conflicting interests or different defenses available with respect to such claim that cause the Indemnified Party to hire its own separate counsel with respect to such proceeding, the reasonable fees and expenses of a single counsel to the Indemnified Party shall be considered “Losses” for purposes of this Agreement. The Party controlling the defense of such claim (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such claim (including copies of any summons, complaint or other pleading that may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such claim. Neither the Indemnified Party nor the Indemnifying Party shall agree to any settlement of, or the entry of any judgment arising from, any such claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Indemnified Party shall not be required with respect to any such settlement or judgment if the Indemnifying Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes no admission of liability by or other obligation on the part of the Indemnified Party and includes a complete release of the Indemnified Party from further Liability.

8.5     Limitations on Indemnification.

8.5.1   Threshold and Deductible. The provisions for indemnity under Section 8.3.1(a) or Section 8.3.2(a) shall be effective only (a) for any individual claim where the Loss exceeds [***]; and (b) when the aggregate amount of all Losses for claims in excess of [***] for which indemnification is sought from any Indemnifying Party exceeds [***], in which case the Indemnified Party shall be entitled to indemnification of all the Indemnified Party’s Losses in excess of [***]; provided, however, that the foregoing limitation shall not be applicable for breaches of any of Seller Fundamental Representations or Purchaser Fundamental Representations or in the case of claims based on Fraud, intentional misrepresentation or willful misconduct.

8.5.2   Liability Caps.

(a) Subject to the limitations set forth in Section 8.5, from and after the Closing, neither Party shall have any indemnification obligations for Losses under Section 8.3.1(a) or 8.3.2(a), as applicable, that exceed, in the aggregate, [***] (the “Cap”); provided, however, the Cap shall not apply to claims for indemnification in respect of either the Seller Fundamental Representations or Purchaser Fundamental Representations; and provided, further, that Losses in respect of breaches of the Seller Fundamental Representations or Purchaser Fundamental Representations shall not be considered for purposes of determining when the Cap has been met. For the avoidance of doubt, the Cap shall not apply to claims to indemnify an Indemnified Party pursuant to Sections 8.1.3(b), 8.3.1(c), 8.3.1(d), 8.3.1(e), 8.3.1(f), 8.3.2(b), 8.3.2(c), 8.3.2(d), or 8.3.2(e).

(b)   The Parties’ respective aggregate liability for Losses in respect of breaches of Seller Fundamental Representations or Purchaser Fundamental Representations, shall not, in the aggregate, exceed [***] (the “Fundamental

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Representations Cap”); provided, however, that the Fundamental Representations Cap shall be increased by the amount of any Milestone Payments that are paid by Purchaser to Seller pursuant to Section 2.3.2 (or that have been deemed to have been paid to Seller pursuant to Section 8.9); and provided, further, a Party’s obligation to pay the other Party in respect of such breaches of Seller Fundamental Representations or Purchaser Fundamental Representations any amount in excess of [***] shall be deferred until such time as the Promissory Note has been paid in full (or deemed to have been paid in full, after giving effect to the provisions of Section 8.9).

8.5.3   Off-Sets. The amount of Losses recovered by an Indemnified Party under Section 8.3.1 or Section 8.3.2, as applicable, shall be reduced by (a) any amounts actually recovered by the Indemnified Party from a Third Party in connection with such claim; and (b) the amount of any insurance proceeds paid to the Indemnified Party relating to such claim, in each case of clauses “(a)” and “(b)” net of any amounts spent in obtaining such amounts (including the cost of the insurance policy) and any increase in future premiums reasonably attributable to such claim; provided, however, that for the avoidance of doubt, no Indemnified Party shall have any obligation to seek recovery from any Third Party or insurer with respect to such Losses. If any amounts referenced in the preceding clauses (a) and (b) are received after payment by the Indemnifying Party of the full amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE 8, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this ARTICLE 8 had such amounts been received prior to such payment.

8.5.4   TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS A RESULT OF THIRD PARTY INDEMNIFICATION CLAIMS OR FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT, NEITHER PURCHASER NOR SELLER SHALL BE LIABLE TO THE OTHER, OR THEIR AFFILIATES, FOR ANY CLAIMS, DEMANDS OR SUITS FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY (WHETHER OR NOT FORESEEABLE AT THE EXECUTION DATE) CONNECTED WITH OR RESULTING FROM ANY BREACH, OR ANY ACTIONS UNDERTAKEN IN CONNECTION WITH, OR RELATED HERETO, INCLUDING ANY SUCH DAMAGES THAT ARE BASED UPON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND MISREPRESENTATION), BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY.

8.6   Designated Action. Notwithstanding anything in ARTICLE 8 of the Agreement to the contrary, the provision for indemnity for the Designated Action pursuant to Section 8.3.1(e) shall be subject to the following terms and conditions:

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8.6.1    Deductible. The provisions for indemnity under Section 8.3.1(e) shall be effective only when claims exceed [***], in which case the Purchaser Indemnitees shall be entitled to indemnification of the Purchaser Indemnitees’ Losses in excess of [***].

8.6.2    Cost-Sharing and Cap. The Seller shall indemnify the Purchaser Indemnitees for [***] of any Losses under Section 8.3.1(e) up to an aggregate of $5,000,000, subject to reduction pursuant to Section 8.6.4 below. For the avoidance of doubt, the Purchaser Indemnitees shall only be entitled to recover for any Losses arising out of the Designated Action under Section 8.3.1(e).

8.6.3    Recourse. The Parties agree that for any claims for which the Purchaser Indemnitees are entitled to indemnification under Section 8.3.1(e), payment for such Losses shall be paid solely from the Escrow Fund, in accordance with Section 2.4 and the Escrow Agreement; provided, that, following the final distribution of any amounts in the Escrow Fund pursuant to Section 2.4, the Escrow Fund shall cease to be the sole recourse for claims under Section 8.3.1(e) and such indemnifiable Losses may then be withheld solely from the Milestone Payments. For the avoidance of doubt, such withholding from the Milestone Payments shall be on a dollar-for-dollar basis up to the limitation set forth in Section 8.6.2 above.

8.6.4    Reduction of Losses. The Purchaser Indemnitees’ Losses otherwise recoverable under Section 8.3.1(e) shall be reduced by (i) any amounts paid to or otherwise actually recovered by (including in the form of royalty reductions or payment offsets) any Purchaser Indemnitee in connection with the Designated Action pursuant to the Daravita License Agreement or from Altus Formulations pursuant to the Development and Option Agreement between Altus Formulations Inc. and Seller, dated November 1, 2013, as amended and any license agreement therefrom; (ii) any amounts actually recovered by any Purchaser Indemnitee from a Third Party in connection with the Designated Action; and (iii) the amount of any insurance proceeds paid to any Purchaser Indemnitee relating to the Designated Action, in each case of clauses “(ii)” and “(iii)” net of any amounts spent in obtaining such amounts (including the cost of the insurance policy) and any increase in future premiums reasonably attributable to such claim. If any amounts referenced in the preceding clauses (i), (ii) and (iii) are received or recovered after payment by Seller of the full amount otherwise required to be paid to a Purchaser Indemnitee pursuant to Section 8.3.1(e) and this Section 8.6, the Purchaser Indemnitee shall repay to Seller, promptly after such receipt, any amount that Seller would not have had to pay pursuant to Section 8.3.1(e) and this Section 8.6 had such amounts been received prior to such payment.

8.6.5    Definition of Losses. For purposes of the indemnity under Section 8.3.1(e) and this Section 8.6, the term “Loss” or “Losses” shall mean any Liabilities, losses, damages, judgments, fines, penalties, awards, Taxes, amounts paid in settlement, reasonable fees (including costs and expenses in connection with investigations, suits and proceedings, expert fees, accounting fees, advisory fees and legal fees), charges and costs

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incurred in connection with or arising out of the Designated Action, including any ancillary Litigation such as actions in the nature of counterclaims and declaratory judgment actions where Purchaser Indemnitees or their licensors are the plaintiffs.

8.7    Tax Treatment of Indemnification Payments. All payments made pursuant to this ARTICLE 8 shall be treated as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law or a final determination of a taxing authority.

8.8    Exclusive Remedy. Except as expressly provided otherwise in this Agreement or any Ancillary Agreement and subject to Section 10.9, each Party acknowledges and agrees that, following the Closing, the remedies provided for in this ARTICLE 8 shall be the sole and exclusive remedies for claims and damages available to the Parties and their respective Affiliates arising out of or relating to this Agreement and the transactions contemplated hereby. Nothing herein shall limit the Liability of either Party for Fraud.

8.9    Setoff Rights. Neither Party shall have any right of setoff of any amounts due and payable, or any Liabilities arising, under against any amounts due and payable under this Agreement against any other amounts due and payable under this Agreement or any amounts due and payable, or any Liabilities arising, under any Ancillary Agreement; provided, however, that Purchaser may set-off against and deduct from any amounts due and payable to Seller pursuant to (a) Section 2.3.2; or (b) the Promissory Note any amounts due and payable by Seller pursuant to Section 8.3.1(a) for breaches of Seller Fundamental Representations (“Right of Setoff”); and provided further, any amounts that are set-off pursuant to Purchaser’s Right of Setoff shall be deemed to have been paid to Seller for purposes of Section 8.5. Except as expressly set forth in this Section 8.9, the payment obligations under each of this Agreement and the Ancillary Agreements remain independent obligations of each Party, irrespective of any amounts owed to any other Party under this Agreement or the respective Ancillary Agreements.

ARTICLE 9

TERMINATION

9.1    Termination. Prior to the Closing, this Agreement shall terminate on the earliest to occur of any of the following events:

9.1.1    the mutual written agreement of Purchaser and Seller;

9.1.2    by written notice delivered by either Purchaser or Seller to the other, if the Closing shall not have occurred on or prior to May 9, 2015 (the “End Date”); provided, however, that if, as of May 9, 2015, either (a) all of the conditions set forth in ARTICLE 7 shall have been satisfied (other than (x) the conditions set forth in Section 7.1.2 of this Agreement; and (y) those conditions that by their nature cannot be satisfied other than at the Closing); or (b) any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement and such order, decree, ruling or other action has not become final and nonappealable, the End Date shall be July 8, 2015; provided further, however, that the right to terminate this Agreement under this Section 9.1.2 shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the proximate cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

9.1.3    by either Seller or Purchaser in the event (a) there shall be any Law that makes consummation of the Transactions contemplated by this Agreement illegal or otherwise prohibited; or (b) any Governmental Authority shall have issued an order restraining or enjoining the Transactions contemplated by this Agreement, and such order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1.3 shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the proximate cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

9.1.4    by either Seller or Purchaser, by giving written notice of such termination to the other Party, if such other Party shall have breached any of its material obligations or agreements under this Agreement and such breach shall be incapable of cure or has not been cured within thirty (30) days following the giving of written notice by the non-breaching Party to the other Party of such breach (or, if the End Date is fewer than thirty (30) days from provision of such notice, cured by the End Date);

9.1.5    by Seller, by giving written notice of such termination to Purchaser, if there has been a breach of the representations and warranties of Purchaser contained in this Agreement which (i) would result in the failure of the condition set forth in Section 7.3.1; and (ii) cannot be or is not cured prior to the End Date; provided, that Seller may not terminate this Agreement pursuant to this Section 9.1.5 if Seller is in material breach of its agreements or covenants contained in this Agreement;

9.1.6    by Purchaser, by giving written notice of such termination to Seller, if there has been a breach of the representations and warranties of Seller contained in this Agreement which (i) would result in the failure of the condition set forth in Section 7.2.1; and (ii) cannot be or is not cured prior to the End Date; provided, that Purchaser may not terminate this Agreement pursuant to this Section 9.1.6 if Purchaser is in material breach of its agreements or covenants contained in this Agreement;

9.1.7    by Seller, if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Purchaser fails to consummate the Transactions contemplated by this Agreement upon the earlier of (a) five (5) Business Days after the date the Closing should have occurred pursuant to Section 2.5; and (b) the later of the date the Closing should have occurred pursuant to Section 2.5 and one (1) Business Day before the End Date, and Seller has irrevocably notified Purchaser in writing that Seller is ready, willing and able to consummate the Transactions contemplated by this Agreement during such period.

9.2    Procedure and Effect of Termination.

9.2.1    Notice of Termination. Termination of this Agreement by either Purchaser or Seller shall be by delivery of a written notice to the other. Such notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement. Termination of this Agreement pursuant to the provisions of Section 9.1 shall be effective upon and as of the date of delivery of such written notice as determined pursuant to Section 10.2.

9.2.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 by Purchaser or Seller, this Agreement shall be terminated and have no further effect, and there shall be no liability hereunder on the part of Seller, Purchaser or any of their respective Representatives, except that Sections 6.3 (Publicity), 6.4 (Confidentiality), 9.2.2 (Effect of Termination), 9.2.3 (Withdrawal of Certain Filings), and ARTICLE 10 (Miscellaneous) shall survive any termination of this Agreement. For clarity, in the event of termination of this Agreement pursuant to Section 9.1, the Parties shall not enter into any of the Ancillary Agreements or have any obligations thereunder. Nothing in this Section 9.2.2 shall relieve any Party to this Agreement of liability for Fraud or willful misconduct, or intentional misrepresentation prior to the termination hereof.

9.2.3    Withdrawal of Certain Filings. As soon as practicable following a termination of this Agreement for any reason, but in no event less than thirty (30) days after such termination, Purchaser or Seller shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the Transactions contemplated by this Agreement filed or submitted by or on behalf of such Party, any Governmental Authority or other Person. Each Party, if requested, will redeliver all documents, work papers and other material to the other Party and its Affiliates relating to the Transactions contemplated hereby, whether so obtained before or after the execution date hereof, to the Party furnishing the same.

ARTICLE 10

MISCELLANEOUS

10.1    Governing Law, Jurisdiction, Venue and Service.

10.1.1 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF DELAWARE, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE, REMEDIES AND STATUTE OF LIMITATIONS.

10.1.2 Jurisdiction.

(a) Subject to Section 10.9, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware (or, if a state court located within the State of Delaware declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware) for any action, suit or proceeding arising out of or relating to this Agreement or the Transactions contemplated hereby. Each Party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the Transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.1.2(b).

10.1.3 Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the courts of the State of Delaware (or, if a state court located within the State of Delaware declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware), and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.1.4 Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 10.2.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

10.2 Notices.

10.2.1 Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by overnight registered mail, courier or express delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 10.2.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least ten (10) days’ prior to such address taking effect in accordance with this Section 10.2. Such Notice shall be deemed to have been received: (a) as of the date delivered by hand or by overnight registered mail, courier or express delivery service; or (b) on the day sent by facsimile provided, that the sender had received confirmation of transmission (by facsimile receipt confirmation or confirmation by telephone or email) prior to 6:00 p.m. Eastern Time on such day (and if is received confirmation is received after 6:00 p.m. Eastern Time, such Notice shall be deemed to have been delivered on the following Business Day). Any Notice delivered by facsimile shall be confirmed by a hard copy delivered promptly thereafter.

10.2.2 Address for Notice.

If to Seller, to:

Zogenix, Inc.

12400 High Bluff Drive, Suite 650

San Diego, CA 92130

Attention: Chief Executive Officer

Facsimile: (858)-259-1166

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attention: Cheston Larson, Esq.

Facsimile: (858) 523-5450

If to Purchaser, to:

Pernix Ireland Limited

c/o Pernix Therapeutics Holdings, Inc.

10 North Park Place, Suite 201

Morristown, NJ 07960

Attention: Barry J. Siegel

Facsimile: 800-793-2145

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with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention: Michael J. Lerner

Facsimile: 973-597-6395

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If to Guarantor, to:

Pernix Therapeutics Holdings, Inc.

10 North Park Place, Suite 201

Morristown, NJ 07960

Attention: Barry J. Siegel

Facsimile: 800-793-2145

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with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention: Michael J. Lerner

Facsimile: 973-597-6395

10.3 No Benefit to Third Parties. The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and, except for the rights of (a) the Financing Indemnitees under Section 6.18; and (b) Purchaser Indemnitees and Seller Indemnitees under ARTICLE 8, they shall not be construed as conferring any rights on any other Persons.

10.4 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by any Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

10.5 Expenses. Except as otherwise specified herein, and whether or not the Closing takes place, each Party shall bear any costs and expenses incurred by it with respect to the Transactions contemplated herein.

10.6 Assignment. Neither this Agreement nor either Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by either Party without the prior written consent of the other Party shall be void and of no effect; provided, however, that either Party may assign or delegate any or all of its rights or obligations hereunder to an Affiliate without the prior written consent of the other Party but only if such assignment or delegation would not adversely affect such other Party under this Agreement or any of the Ancillary Agreements

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(including, but not limited to, resulting in a new or increased obligation to withhold or deduct Taxes from any payment thereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

10.7 Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.

10.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

10.9 Equitable Relief. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the Parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that such Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

10.10 Use of Affiliates. Seller shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates. In addition, in each case where an Affiliate of Seller has an obligation pursuant to this Agreement or performs an obligation pursuant to this Agreement, Seller shall cause and compel such Affiliate to perform such obligation and comply with the terms of this Agreement.

10.11 Bulk Sales Statutes. Purchaser hereby waives compliance by Seller with any applicable bulk sales statutes in any jurisdiction in connection with the Transactions under this Agreement.

10.12 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

10.13 Fair Market Value. In the event that, according to this Agreement, a “fair market value” has to be determined, the Party obliged to suggest such fair market value shall provide the other Party in due time with a good faith determination of the fair market value, together with any information necessary or useful to support such determination. Each Party shall have the right to dispute any determination of fair market value by providing written notice of the Party’s good faith estimate of the fair market value to the other Party within fifteen (15) calendar days of its receipt of such Party’s notice of its determination. In such event, the Parties shall negotiate in good faith the determination of fair market value for a period of not less than thirty (30) days. If the Parties do not agree in writing upon the fair market value within such thirty (30)-day period, then the fair market value shall be determined by an independent appraiser mutually selected by the Parties within fifteen (15) business days of the written notice. If the Parties are unable to agree on a single appraiser, each Party shall each select an appraiser and the two appraisers so selected shall thereupon determine fair market value. If one Party fails to select an appraiser within fifteen (15) business days of the aforesaid notice, the sole appraiser selected shall determine the fair market value. If the two appraisers cannot agree on fair market value within thirty (30) calendar days after their selection, they shall, within ten (10) business days, mutually select a third appraiser. The mutually selected appraiser (or, if applicable, the third appraiser) shall determine the fair market value within thirty (30) calendar days of selection, and such determination shall be conclusive and binding upon the Parties. Each selected appraiser shall be experienced in valuing assets similar in nature to the assets that are the subject of the dispute. The fees and expenses of the appraisers shall be borne by the disputing Party unless the deciding appraiser determines that the fair market value was less than [***] of the final fair market value determined by the deciding appraiser, in which event the Party providing the original determination of fair market value shall bear the fees and expenses of the appraisers.

10.14 Guarantee.

10.14.1 Guarantor absolutely, unconditionally and irrevocably (a) guarantees to Seller, as the primary obligor and not merely as surety, the due and punctual observance, payment, performance and discharge of the obligations of Purchaser pursuant to this Agreement including, but not limited to, the payment of the Promissory Note (the “Obligations”); and (b) agrees to pay any and all reasonable expenses (including reasonable legal expenses and reasonable attorneys’ fees) incurred by Seller in successfully enforcing any rights under this Section 10.14. If Purchaser fails to pay or perform the Obligations when due, then all of Guarantors’ liabilities to Seller hereunder in respect of such Obligations shall, at Seller’s option, become immediately due and payable and Seller may at any time and from time to time take any and all actions available hereunder or under applicable Law to enforce and collect the Obligations from Guarantor. In furtherance of the foregoing, Guarantor acknowledges that Seller may, in its sole discretion, bring and

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prosecute a separate action or actions against Guarantor for the full amount of the Obligations, regardless of whether any action is brought against Purchaser. To the fullest extent permitted by Law, Guarantor hereby expressly and unconditionally waives (i) any and all rights or defenses arising by reason of any Law, promptness, diligence, notice of the acceptance of this guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, marshalling of assets, notice of the Obligations incurred and all other notices of any kind; and (ii) all suretyship defenses including all defenses based upon any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal (other than payment in full of the Obligations). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits. This Section 10.14 contains the entire agreement between Seller and Guarantor with respect to Guarantor’s obligations to Seller in connection with this Agreement, and supersedes all prior agreements, understandings, promises and representations, whether written or oral, between Seller and Guarantor with respect to the subject matter hereof.

10.14.2 Guarantor represents and warrants to Seller that:

(a)     Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of Maryland; and

(b)     Guarantor has the requisite corporate power and authority to enter into this Agreement and to perform its obligations contemplated by Section 10.14.1. The execution and delivery of this Agreement and performance of the transactions contemplated by Section 10.14.1 have been duly authorized by the necessary corporate actions of Guarantor. This Agreement constitutes the valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.

10.14.3 If at any time any payment of any of the Obligations is rescinded or is otherwise required by applicable Law to be returned by Seller upon the insolvency, bankruptcy, reorganization, dissolution, liquidation, arrangement, assignment for the benefit of creditors or other similar proceeding of Purchaser or Guarantor, or otherwise, then Guarantor’s obligations under Section 10.14.1 with respect to such payment shall be reinstated as though such payment had been due but not been made.

10.15 Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, Seller Disclosure Schedule, the Ancillary Agreements, the Confidentiality Agreement and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the Transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the

Transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof. In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.

Signature page follows

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ZOGENIX, INC.

By:	/s/ Roger Hawley
Name: Roger Hawley
Title: CEO

PERNIX IRELAND LIMITED

By:	/s/ Douglas Drysdale
Name: Douglas Drysdale
Title: Director

PERNIX THERAPEUTICS HOLDINGS, INC. (solely with respect to Sections 5.9.2, 10.2 and 10.14)

By:	Douglas Drysdale
Name: Douglas Drysdale
Title: CEO

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Exhibit A

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

A-1

Exhibit B

COPYRIGHT ASSIGNMENT AGREEMENT

B-1

Exhibit C

DOMAIN NAME ASSIGNMENT AGREEMENT

C-1

Exhibit D

PATENT ASSIGNMENT AGREEMENT

D-1

Exhibit E

PROMISSORY NOTE

E-1

Exhibit F

REGISTRATION RIGHTS AGREEMENT

F-1

Exhibit G

SECURITY AGREEMENT

G-1

Exhibit H

SELLER FDA LETTERS

H-1

Exhibit I

TRADEMARK ASSIGNMENT AGREEMENT

I-1

Exhibit J

TRANSITION SERVICES AGREEMENT

J-1

Exhibit K

PRESS RELEASE

K-1